Exhibit 4.02
Execution Version

PUBLISHED DEAL CUSIP NO. 87150VAE6
REVOLVING FACILITY CUSIP NO. 87150VAF3
TERM LOAN FACILITY CUSIP NO. 87150VAG1

CREDIT AGREEMENT
dated as of
May 10, 2016
among
SYMANTEC CORPORATION
The Lenders Party Hereto
and
WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Administrative Agent
and
BANK OF AMERICA, N.A.,
CITIBANK, N.A. and
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents
and
BARCLAYS BANK PLC,
HSBC BANK USA, NATIONAL ASSOCIATION,
MIZUHO BANK, LTD.,
MORGAN STANLEY SENIOR FUNDING, INC.,
SUMITOMO MITSUI BANKING CORPORATION, and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Co-Documentation Agents
________________________
WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIGROUP GLOBAL MARKETS INC. and
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:
Schedule 1.1    Subsidiaries Excluded from Material Subsidiaries
Schedule 2.1    Commitments and Notice Information
Schedule 3.6    Disclosed Matters
Schedule 6.1    Liens
Schedule 6.3    Subsidiary Indebtedness
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B-1 -- Form of Borrowing Request
Exhibit B-2 -- Form of Swingline Borrowing Request
Exhibit C -- Form of Interest Election Request
Exhibit D-1 -- Form of Revolving Note
Exhibit D-2 -- Form of Term Note

Exhibit E -- Form of Opinion of Borrower’s Counsel
Exhibit F -- Form of Guaranty Agreement
Exhibit G -- Form of Compliance Certificate
Exhibit H -- Form of U.S. Tax Compliance Certificates

CREDIT AGREEMENT dated as of May 10, 2016, among SYMANTEC CORPORATION, as Borrower, the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accretive Acquisition” means any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any Subsidiary thereof (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger or otherwise, or (ii) acquires Equity Interests of any Person having at least a majority of combined voting power of the then outstanding Equity Interests of such Person; provided that the Consolidated EBITDA of the Borrower and its Subsidiaries for the Measurement Period ending on the last day of the most recently ended fiscal quarter of the Borrower prior to the closing of such Accretive Acquisition for which financial statements have been delivered pursuant to Section 5.1 after giving Pro Forma Effect to such Accretive Acquisition is greater than the Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period without giving Pro Forma Effect to such Accretive Acquisition.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0%, (c) the LIBO Rate for an Interest Period of 1 month in effect on such day plus 1.0%, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBO Rate (provided, however, that this clause (c) shall not be applicable during any period in which the LIBO Rate is unavailable or unascertainable) and (d) 0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
“Anniversary Date” means May 10, 2017, and May 10, 2018.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010.
“Applicable Percentage” means (i) with respect to any Lender holding a Revolving Commitment, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided, however, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and (ii) with respect to any Lender holding a Term Loan, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Lender’s Term Loans.
“Applicable Rate” means, for any day, with respect to any Eurodollar Loan, any ABR Loan (including any Swingline Loan) or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth across from the caption “Applicable Rate for Eurodollar Loans”, “Applicable Rate for ABR Loans and Swingline Loans” or “Commitment Fee” in the table below, as the case may be, based upon the Debt Rating, as more fully described below; provided that (i) if the respective Debt Ratings issued by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. differ by one level, then the pricing level for the higher of such Debt Ratings shall apply (with the Debt Rating for pricing level 1 being the highest and the Debt Rating for pricing level 4 being the lowest); (ii) if there is a split in such Debt Ratings of more than one level, then the pricing level that is one level lower than the pricing level of the higher Debt Rating shall apply; (iii) if the Borrower has only one such Debt Rating, the pricing level that is one level lower than that of such Debt Rating shall apply; and (iv) if the Borrower does not have any such Debt Ratings, pricing level 4 shall apply.

	Level 1	Level 2	Level 3	Level 4
Debt Ratings	BBB+/Baa1 or higher	BBB/Baa2	BBB-/Baa3	BB+/Ba1 or lower
Commitment Fee	0.125%	0.150%	0.200%	0.250%
Applicable Rate for Eurodollar Loans	1.125%	1.250%	1.500%	1.750%
Applicable Rate for ABR Loans and Swingline Loans	0.125%	0.250%	0.500%	0.750%
Beginning on the Effective Date, the Applicable Rate shall be based upon pricing level 3. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 5.1(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A., in their capacity as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of all of the Revolving Commitments in full.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Symantec Corporation, a Delaware corporation.
“Borrowing” means (a) Loans of the same Type and Class that are made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Pooling Arrangements” means any agreement entered into in the ordinary course of business to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in a pooling agreement among one or more Subsidiaries of the Borrower and a financial institution (or an in-house bank).
“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d−3 and 13d−5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors on a fully diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option or similar right); or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by individuals who were neither (i) members of the board of directors of the Borrower on the Effective Date, (ii) whose election or nomination to the board of directors of the Borrower was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to the board of directors of the Borrower was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, whether such Commitment is a Revolving Commitment or a Term Loan Commitment and, when used in reference to any Lender, refers to whether such Lender has, on the one hand, any Revolving Credit Exposure or Revolving Commitment or, on the other hand, any Term Loans or Term Loan Commitment.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to each Lender, the Revolving Commitment or the Term Loan Commitment of such Lender (or any combination thereof, as the context may require).
“Commitment Date” has the meaning set forth in Section 2.20(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income (before discontinued operations) of such Person for such period plus (b) the sum of, in each case to the extent reflected as a charge in the calculation of such Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation, depletion, and amortization of intangibles or financing or acquisition costs and (iv) all non-cash charges and non-cash losses for such period

(including, but not limited to, stock option expense, and restructuring and impairment charges), (v) all costs, fees, expenses, and other cash charges incurred by the Borrower or its Subsidiaries as a result of, or in connection with, the Veritas Spin-Off and other acquisitions, investments or divestitures, or as a result of other restructuring, separation, integration and transition activities in an aggregate amount not to exceed (A) $79 million in the first quarter of fiscal 2016, (B) $90 million in the second quarter of fiscal 2016, (C) $80 million in the third quarter of fiscal 2016, (D) $117 million in the fourth quarter of fiscal 2016 and (E) during any Measurement Period ending on the last day of the first quarter of fiscal 2017 or later and without duplication of the foregoing, 5% of Consolidated EBITDA for such Measurement Period (calculated before giving effect to such adjustment and with no carryover of unused amounts into any subsequent period), (vi) corporate charges, overhead and similar costs previously allocated to the discontinued information management business but not included within discontinued operations in an aggregate amount not to exceed $99 million in the first quarter of fiscal 2016 and $87 million in the second quarter of fiscal 2016, and (vii) losses from extraordinary items for such period, minus (c) the sum of, in each case to the extent included in the calculation of Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) any credit for income tax, (ii) any amounts of interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person, (v) cash payments for previously reserved charges of the sort described in clause (b)(iv), other than cash payments described in clauses (b)(v) and (b)(vi), and (vi) any other non-cash gains which have been added in determining Consolidated Net Income.
“Consolidated Funded Debt” of any person means (a) all obligations of such person that would be classified as indebtedness in accordance with GAAP (it being understood that convertible securities subject to Financial Accounting Standard Board Staff Position APB 14-1 shall be accounted for as set forth therein), (b) obligations of such person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise and (c) all guarantees or other contingent obligations of such person with respect to any indebtedness of others, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
“Consolidated Leverage Ratio” means, as of the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for such period.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt Rating” means, as of any date of determination, the rating as determined by either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that, as determined by the Administrative Agent (with notice to the Borrower, the Swingline Lender and each Lender of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Swingline Loans, within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation made in good faith by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writes of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan or Multiemployer Plan to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or the filing pursuant to Section 431(d) of the Code or Section 304(d) of ERISA of an application for the extension of amortization periods with respect to any Multiemployer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 9.4(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated as of September 8, 2010, among the Borrower, the lenders named therein, and Wells Fargo, as administrative agent, as in effect immediately prior to the Effective Date.
“Facility” means the Revolving Facility or Term Loan Facility.
“Facility Increase” has the meaning set forth in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, then such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Lender” means any Lender that is not a Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been (a) reallocated to other Lenders in accordance with Section 2.22 or (b) funded by such Defaulting Lender in accordance with Section 2.5.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America.
“Global Liquidity” means the aggregate amount of all unrestricted cash, cash equivalents and short-term investments (determined in accordance with GAAP) held by the Borrower and its Subsidiaries; provided that Global Liquidity shall not include any cash subject to Liens permitted under Section 6.1(f).
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such Guarantee would be considered Indebtedness hereunder).
“Guarantor” means any Material Subsidiary of the Borrower that has delivered the Guaranty pursuant to Section 4.1(f) or a Guaranty Accession pursuant to Section 5.11.
“Guaranty” has the meaning set forth in Section 4.1(f).
“Guaranty Accession” has the meaning set forth in the Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increase Date” has the meaning set forth in Section 2.20(a).
“Increasing Lender” has the meaning set forth in Section 2.20(b).
“Incremental Term Loan” has the meaning set forth in Section 2.20(a).
“Incremental Term Loan Commitment” has the meaning set forth in Section 2.20(a).
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred capital stock of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections VII(f) and VII(g) only, the net obligations of such Person in respect of all Swap Agreements entered into with a particular counterparty. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information Memorandum” means the Lender Presentation dated April 11, 2016, relating to the Borrower and the Transactions.
“Interest Coverage Ratio” means, as of the last day of any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.8.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, a shorter period or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Joinder Agreement” has the meaning set forth in Section 2.20(d)(ii).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.20(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the LIBO Rate shall be less than zero, then such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Notes (if any) and the Guaranty and any supplements to the Guaranty delivered pursuant to Section 5.11.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the Revolving Loans, the Term Loans and the Swingline Loans.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.
“Material Indebtedness” means (i) the Indebtedness of the Borrower under any notes issued pursuant to the Indenture, dated as of March 4, 2016, between the Borrower and Wells Fargo, as trustee, relating to the 2.5% convertible senior notes due 2021, and (ii) any other

Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in a principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means, at any date of determination, a Domestic Subsidiary of the Borrower (other than as set forth on Schedule 1.1) that, either individually or together with its Subsidiaries, taken as a whole, has total tangible assets exceeding $50,000,000 as of the most recent available quarterly or year-end financial statements; provided, however, that a Domestic Subsidiary shall not be a Material Subsidiary if the provision of a Guaranty by it would give rise to or increase the amount includable in income of the Borrower pursuant to Section 956 of the Code.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower on or immediately prior to such date.
“Minority Interests” means any shares of stock of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Subsidiaries.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any ERISA Affiliate makes, is obligated to make, or has been obligated to make, contributions.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.2(b) and (ii) has been approved by the Required Lenders and, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Required Revolving Lenders or Required Term Loan Lenders, as applicable.
“Note” has the meaning set forth in Section 2.10.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).
“Participant” has the meaning set forth in Section 9.4.
“Participant Register” has the meaning set forth in Section 9.4.
“Payment Office” means the office of the Administrative Agent designated on Schedule 2.1 under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Accretive Acquisition Debt” means Indebtedness incurred by the Borrower in connection with an Accretive Acquisition, which Indebtedness is assumed by, or otherwise becomes Indebtedness of, a Foreign Subsidiary of the Borrower (including any Person that becomes a Foreign Subsidiary of the Borrower as a result of such Accretive Acquisition).
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section VII(k) or securing appeal or other surety bonds relating to such judgments;
(f)    Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;
(g)    Liens arising from precautionary filings in respect of operating leases;
(h)    Liens arising from leases, licenses, subleases or sublicenses which do not (A) interfere in any material respect with the business of the Borrower or any Subsidiary or (B) secure any Indebtedness;
(i)    Liens on cash collateral or government securities to secure obligations under Swap Agreements and letters of credit, provided, that the aggregate value of such collateral so pledged by the Borrower and its Subsidiaries does not at any time exceed $25,000,000 in the aggregate;
(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(k)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating or similar agreements entered into in the ordinary course of business;
(l)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and with respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.
“Pro Forma Effect” means, with respect to any calculation required under this Agreement to be made giving Pro Forma Effect to a transaction, that the calculation is made after giving effect to pro forma cost savings, operating expense reductions, synergies and other adjustments related to such transaction that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized, and to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (as determined in good faith by the Borrower) without duplication of the amount of actual benefits realized during such period from such actions, in each case within 18 months after such acquisition, which adjustments may include (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead.
“Recipient” means the Administrative Agent or any Lender, as applicable.
“Register” has the meaning set forth in Section 9.4.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Revolving Lenders” means, at any time, Lenders having unused Revolving Commitments and Revolving Credit Exposures representing more than 50% of the sum of the aggregated unused Revolving Commitments and Revolving Credit Exposures at such time. The Revolving Commitment and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.
“Required Term Loan Lenders” means, at any time, the Lenders having outstanding Term Loans representing more than 50% of the outstanding Term Loans of all Lenders at such time. The outstanding Term Loans of any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.
“Restricted Payment” has the meaning set forth in Section 6.4.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such

Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or 9.4. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,000,000,000.
“Revolving Commitment Increase” has the meaning set forth in Section 2.20(a).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time.
“Revolving Facility” means the revolving credit facility established hereunder.
“Revolving Loan” means a Loan made pursuant to Section 2.1(a).
“Revolving Maturity Date” means May 10, 2021, or, if such day is not a Business Day, the immediately preceding Business Day.
“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or Controlled by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, the United Nations or other relevant sanctions authority.
“Securitization Assets” means any accounts receivable owed to or payable to the Borrower or any Subsidiary thereof (whether now existing or arising or acquired in the future) arising in the ordinary course of business of the Borrower or such Subsidiary, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, and all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable.
“Securitization Entity” means any limited purpose financing vehicle which finances the acquisition of Securitization Assets from the Borrower or any Subsidiary thereof in connection with a Securitization Transaction.

“Securitization Transaction” means any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiaries sell, pledge, convey or otherwise transfer Securitization Assets in a manner that does not result in the incurrence by the Borrower or its Subsidiaries of any Indebtedness, including in respect of Guarantees, with recourse to the Borrower or such Subsidiaries or their assets (other than recourse solely against the Borrower’s or such Subsidiaries’ retained interest in the applicable Securitization Entity, or against the Borrower or a Subsidiary with respect to customary representations regarding the Securitization Assets not related to the collectability thereof).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Borrowing Request” means a request by the Borrower for a Swingline Borrowing in accordance with Section 2.5.
“Swingline Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the total Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the total Revolving Commitments.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.5.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a Loan made pursuant to Section 2.1(b) and, if applicable, the Incremental Term Loans.
“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder on the Effective Date, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or 9.4. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.1. The initial aggregate amount of the Lenders’ Term Loan Commitments (immediately prior to the making of the Term Loans on the Effective Date pursuant to Section 2.1(b)) is $1,000,000,000.
“Term Loan Facility” means the term loan facility established hereunder.
“Term Loan Increase” has the meaning set forth in Section 2.20(a).
“Term Loan Maturity Date” means May 10, 2019, or, if such day is not a Business Day, the immediately preceding Business Day.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Veritas Spin-Off” means the sale by the Borrower consummated on January 29, 2016 of its Veritas information management business to Veritas Holdings Ltd. (f/k/a Havasu Holdings Ltd.), an entity formed and controlled by an affiliate of The Carlyle Group and certain co-investors.
“Wells Fargo” means Wells Fargo Bank, National Association.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party or the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
Section 1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.4    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
ARTICLE II
THE CREDITS
Section 2.1    Commitments.
(a)    Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
(b)    Subject to the terms and conditions set forth herein, (i) each Lender severally agrees to make Term Loans to the Borrower on the Effective Date in an aggregate principal amount equal to its Term Loan Commitment and (ii) each Increasing Lender severally agrees to make Incremental Term Loans to the Borrower on the Commitment Date applicable to any such Incremental Term Loans in which such Increasing Lender participates in accordance with Section 2.20. Term Loans, to the extent prepaid or repaid, may not be reborrowed.

Section 2.2    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective Term Loan Commitments (or, if the Term Loan Commitments shall have terminated, the aggregate principal balance of Term Loans held by each Lender). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing (other than a Borrowing of Swingline Loans) shall consist entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing (other than a Borrowing of Swingline Loans) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date in respect of Revolving Loans and the Term Loan Maturity Date in respect of Term Loans.
Section 2.3    Requests for Borrowings. To request a Borrowing (other than a Borrowing of Swingline Loans), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Charlotte, North Carolina time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Charlotte, North Carolina time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:
(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    whether such Borrowing is to be of Revolving Loans or Term Loans;
(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.4    [Reserved].
Section 2.5    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the lesser of (A) the Swingline Sublimit and (B) the unutilized Revolving Commitment of the Swingline Lender or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Notwithstanding the foregoing, the Swingline Lender shall not make any Swingline Loan to the Borrower if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that Swingline Loan and all other Swingline Exposure as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m. Charlotte, North Carolina time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable, shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Swingline Borrowing Request in substantially the form of Exhibit B-2 attached hereto and signed by the Borrower. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., Charlotte, North Carolina time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Charlotte, North Carolina time, on any Business Day require the Lenders then holding a Revolving Commitment to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender then holding a Revolving Commitment hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender then holding a Revolving Commitment acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default, or (iii) the failure of any conditions set forth in Section 4.2 or elsewhere herein to be satisfied. Each Lender then holding a Revolving Commitment shall comply with its obligation under this Section 2.5(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.5(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
Section 2.6    [Reserved].

Section 2.7    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Charlotte, North Carolina time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.5. Upon satisfaction of the conditions set forth in Section 4.2 (and, if such Borrowing is requested to be made on the Effective Date, Section 4.1), the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Charlotte, North Carolina and designated by the Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (other than a Borrowing of Swingline Loans) that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with Section 2.7(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.8    Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each Term Loan Borrowing initially shall be an ABR Borrowing (provided that the Borrower may request, no later than three Business Days prior to the applicable date of such Borrowing, that the Lenders make the Term Loans constituting any Term Loan Borrowing as Eurodollar Loans if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.16 of this Agreement). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefore, all as provided in this Section 2.8. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their Applicable Percentage, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.8 shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section 2.8, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.9    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Revolving Commitments and the commitment of the Swingline Lender to make Swingline Loans shall terminate on the Revolving Maturity Date. The Term Loan Commitments (other than any Incremental Term Loan Commitments) shall automatically terminate simultaneously with the making of the Term Loans on the Effective Date. The Incremental Term Loan Commitments shall automatically terminate simultaneously with the making of the Incremental Term Loans on the applicable Increase Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments, and (iii) if, after giving effect to any reduction of the Revolving Commitments, the Swingline Sublimit exceeds the total Revolving Commitments, then the Swingline Sublimit shall be automatically reduced by the amount of such excess.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.9(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.9 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be applied to the applicable Lenders in accordance with their respective Applicable Percentages.
Section 2.10    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to Sections 2.10(b) and 2.10(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note and/or a Term Note, in each case payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered permitted assigns) in substantially the form of Exhibit D-1 or D-2 attached hereto, as applicable. Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with and in minimum amounts set forth in Section 2.11(b).
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Charlotte, North Carolina time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Borrowing consisting of Swingline Loans), not later than 11:00 a.m., Charlotte, North Carolina time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., Charlotte, North Carolina time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to any Revolving Borrowing or Term Loan Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.

Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any costs incurred as contemplated by Section 2.16.
Section 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender then holding a Revolving Commitment (other than the Defaulting Lenders, if any) a commitment fee, which shall accrue at the relevant percentage set forth across from the heading “Commitment Fee” in the definition of “Applicable Rate” on the daily amount of the unused Revolving Commitment of such Lender (determined excluding the Swingline Exposure of such Lender) during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, at all times when a Default has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.13(a).
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period or an ABR Term Loan prior to the Term Loan Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefore, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Borrowing, or (ii) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Revolving Lenders or the Required Term Loan Lenders (as applicable to Revolving Loans or Term Loans, respectively) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation unless such Lender or other Recipient is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities.
(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.15(a) or 2.15(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.16    Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefore (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.17    Taxes.
(a)    For purposes of this Section 2.17, the term “applicable law” includes FATCA.
(b)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).
(f)    As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), 2.17(g)(ii)(B) and 2.17(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Charlotte, North Carolina time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.18(c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.18(c) shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(iii)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.4;
(iv)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(v)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments;
(vi)    such assignment does not conflict with applicable law; and
(vii)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.20    Facility Increases.
(a)    The Borrower may, not more than once in any year, by notice to the Administrative Agent, request (i) that the aggregate amount of the Revolving Commitments be increased by a minimum amount equal to $100,000,000 or an integral multiple of $100,000,000 in excess thereof

(each a “Revolving Commitment Increase”) and/or (ii) one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans (any such additional term loan, each an “Incremental Term Loan” and together with the Revolving Commitment Increases, a “Facility Increase”) in a minimum amount equal to $100,000,000 or an integral multiple in excess thereof, to be effective as of a date (the “Increase Date”) that is at least 90 days prior to the scheduled Revolving Maturity Date then in effect (in the case of a Revolving Commitment Increase) or the Term Loan Maturity Date then in effect (in the case of an Incremental Term Loan) as specified in the related notice to the Administrative Agent; provided, however, that no Default shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result thereof and, provided, further, that, after giving effect thereto, the aggregate amount of all such Facility Increases does not exceed $500,000,000.
(b)    The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Facility Increase, which notice shall include (i) the proposed amount of such requested Facility Increase and whether such Facility Increase constitutes a Revolving Commitment Increase or an Incremental Term Loan, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Facility Increase must provide their commitment thereto (the “Commitment Date”). Each Lender that is willing to participate in such requested Facility Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Commitment and/or provide an Incremental Term Loan, as applicable. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Revolving Commitments or provide Incremental Term Loans by an aggregate amount that exceeds the amount of the requested Facility Increase, then the requested Facility Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent. The failure of any Lender to respond shall be deemed to be a refusal of such Lender to increase its Revolving Commitment and/or provide an Incremental Term Loan, as applicable.
(c)    Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Facility Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Facility Increase on any such Commitment Date is less than the requested Facility Increase, then the Borrower may extend offers to one or more Persons reasonably acceptable to the Administrative Agent (each, an “Eligible Assignee”) to participate in any portion of the requested Facility Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.
(d)    On each Increase Date, (x) each Eligible Assignee that accepts an offer to participate in a requested Facility Increase in accordance with Section 2.20(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Maturity Date in accordance with Section 2.21(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date, (y) the Revolving Commitment of each Increasing Lender for such requested Revolving Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)) as of such Increase Date and (z) each Increasing Lender shall make, in accordance with Section 2.1(b), its Incremental Term Loan in an amount equal to its offered Incremental Term Loan Commitment (or the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)); provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
(ii)    (A) a certificate of the Borrower signed by an authorized officer of the Borrower (1) certifying and attaching the resolutions adopted by the Board of Directors of the Borrower or the Executive Committee of such Board approving the Facility Increase and the corresponding modifications to this Agreement, and (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1, and (y) no Default exists, (B) a certificate of the Borrower signed by an authorized officer of the Borrower certifying that (and attaching calculations demonstrating that) the Borrower is in pro forma compliance with Section 5.10 (determined on a pro forma basis for the Measurement Period then most recently ended for which the Administrative Agent has received the financial statements required by Section 5.1 as if such Facility Increase and all Loans available thereunder had been made, and any related Indebtedness had been incurred, on the last day of such Measurement Period) and (C) an opinion of counsel for the Borrower (which may be in-house counsel) in form and substance reasonably satisfactory to the Administrative Agent;
(iii)    a joinder agreement from each Assuming Lender, if any, in form and substance satisfactory to such Assuming Lender, the Borrower and the Administrative Agent (each a “Joinder Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and
(iv)    confirmation from each Increasing Lender of the increase in the amount of its Revolving Commitment and/or its Incremental Term Loan Commitment in a writing satisfactory to the Borrower and the Administrative Agent.
(e)    On each Increase Date in respect of a Revolving Commitment Increase, upon fulfillment of the conditions set forth in Section 2.20(d), in the event any Revolving Loans are then outstanding, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the applicable Revolving Commitment Increase and the application of such amounts to make payments to such other Lenders, the Revolving Loans to be held ratably by all Lenders as of such date in accordance with their respective Applicable Percentages (after giving effect to the Revolving Commitment Increase), (ii) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Revolving Loans made to it as of such Commitment Date (with each such borrowing to consist of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.2) and (iii) the Borrower shall pay to the Lenders the amounts, if any, payable under Section 2.16 as a result of such prepayment.
(f)    On each Increase Date on which any Incremental Term Loan Commitment becomes effective, upon satisfaction or waiver of the conditions set forth in Section 2.20(d), each Increasing Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its allocated commitment.
(g)    All terms and conditions applicable to each Revolving Commitment increased pursuant to a Facility Increase shall be identical to the terms and conditions applicable to the existing Revolving Commitments. All terms and conditions applicable to each Incremental Term Loan shall be identical to the terms and conditions applicable to the initial Term Loans and the Incremental Term Loans shall be deemed to be Term Loans.
(h)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Incremental Term Loans and Revolving Commitments increased, in each case, pursuant to this Section 2.20 and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such amendment.
(i)    This Section 2.20 shall supersede any provisions in Section 2.18 or 9.2 to the contrary.
Section 2.21    Extension of Maturity Date.
(a)    At least 45 days but not more than 60 days prior to any Anniversary Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Revolving Maturity Date in effect at such time by one calendar year from its then scheduled expiration. The Administrative Agent shall promptly notify each relevant Lender of such request, and each such Lender shall in turn, in its sole discretion, not later than 30 days prior to such Anniversary Date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the applicable Revolving Maturity Date at least 30 days prior to the applicable Anniversary Date, such Lender shall be deemed to be a Declining Lender with respect to such request. The Administrative Agent shall notify the Borrower not later than 25 days prior to the applicable Anniversary Date of the decision of the Lenders regarding the Borrower’s request for an extension of the Revolving Maturity Date.
(b)    If all of the applicable Lenders consent in writing to any such request in accordance with Section 2.21(a), the Revolving Maturity Date in effect at such time shall, effective as at the applicable Anniversary Date (the “Extension Date”), be extended for one calendar year; provided that on each Extension Date, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower signed by an authorized officer of the Borrower certifying that, before and after giving effect to such extension, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1, and (y) no Default or Event of Default exists. If the sum of the Revolving Commitments of the existing Lenders that have agreed so to extend their Revolving Maturity Date and the additional Revolving Commitments of Eligible Assignees assumed in accordance with Section 2.21(c) shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the existing Revolving Maturity Date, then the Revolving Maturity Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so consented (each an “Extending Lender”) but shall not be extended as to any other Lender (each a “Declining Lender”). To the extent that the Revolving Maturity Date is not extended as to any Lender pursuant to this Section 2.21 and the Revolving Commitment of such Lender is not assumed in accordance with Section 2.21(c) on or prior to the applicable Extension Date, the Revolving Commitment of such Declining Lender shall automatically terminate in whole on such unextended Revolving Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person and any outstanding Loans, together with accrued and unpaid interest, fees and other amounts due to such Declining Lender shall be paid in full on such unextended Revolving Maturity Date; provided that such Declining Lender’s rights under Sections 2.15, 2.17 and 9.3 shall survive the Revolving Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Revolving Maturity Date. No Revolving Maturity Date may be extended in accordance with this Section 2.21 more than two times.
(c)    If there are any Declining Lenders, the Borrower may arrange for one or more Extending Lenders or other Eligible Assignees (each such Eligible Assignee that accepts an offer to assume a Declining Lender’s Commitment as of the applicable Extension Date being an “Assuming Lender”) to assume, effective as of the Extension Date, any Declining Lender’s Revolving Commitment and all of the obligations of such Declining Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Declining Lender; provided, however, that the amount of the Revolving Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $50,000,000 unless the amount of the Revolving Commitment of such Declining Lender is less than $50,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(v)    any such Extending Lender or Assuming Lender shall have paid to such Declining Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Revolving Loans, if any, of such

Declining Lender plus (B) any accrued but unpaid fees owing to such Declining Lender as of the effective date of such assignment;
(vi)    all additional costs reimbursements, expense reimbursements and indemnities payable to such Declining Lender, and all other accrued and unpaid amounts owing to such Declining Lender hereunder, as of the effective date of such assignment shall have been paid to such Declining Lender; and
(vii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.4 for such assignment shall have been paid;
provided further that such Declining Lender’s rights under Sections 2.15, 2.17 and 9.3 shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Administrative Agent an Assignment and Assumption, in form and substance satisfactory to the Borrower and the Administrative Agent (an “Assumption Agreement”), duly executed by such Assuming Lender, such Declining Lender, the Borrower and the Administrative Agent, (B) any such Extending Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Revolving Commitment and (C) each Declining Lender being replaced pursuant to this Section 2.21 shall have delivered to the Administrative Agent any Note or Notes held by such Declining Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Extending Lender or Assuming Lender, as of the Extension Date, will be substituted for such Declining Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Declining Lender hereunder shall, by the provisions hereof, be released and discharged.
(d)    If all of the Extending Lenders and Assuming Lenders (after giving effect to any assignments and assumptions pursuant to Section 2.21(c)) consent in writing to a requested extension (whether by written consent pursuant to Section 2.21(a), by execution and delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and, so long as no Default shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the Revolving Maturity Date then in effect shall be extended for the additional one-year period as described in Section 2.21(a), and all references in this Agreement, and in the Notes, if any, to the “Revolving Maturity Date” shall, with respect to each Extending Lender and each Assuming Lender for such Extension Date, refer to the Revolving Maturity Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Revolving Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Extending Lender and each such Assuming Lender.
(e)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Revolving Commitments as extended pursuant to this Section 2.21 and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such amendment.
(f)    This Section 2.21 shall supersede any provisions in Section 2.18 or 9.2 to the contrary.
Section 2.22    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Lenders and Required Term Loan Lenders, as applicable, and in Section 9.2.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting lender in respect of any participation in any Swingline Loan, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swingline Loans are held by the Lenders pro rata in accordance with their respective applicable Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.12 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(iv)    All or any part of such Defaulting Lender’s Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    If the reallocation described in Section 2.22(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within 2 Business Days following notice by the Administrative Agent, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure.
(b)    If the Borrower, the Administrative Agent and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
Section 3.1    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.2    Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.3    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries other than such violations, defaults or payments that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
Section 3.4    Financial Condition; No Material Adverse Change; Projections.
(d)    The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended April 3, 2015, reported on by KPMG LLP, independent public accountants and (ii) its unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows and of and for the period of three fiscal quarters ending on January 1, 2016. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(e)    Since April 3, 2015, except as set forth in documents publicly available and filed by the Borrower with the Securities and Exchange Commission prior to the Effective Date, there has been no material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.
(f)    The projections furnished to the Lenders prior to the Effective Date were prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and as of the Effective Date; it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.
Section 3.5    Properties.
(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.6    Litigation and Environmental Matters.
(c)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.
(d)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability,

(iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(e)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
Section 3.7    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.8    Investment Company Status. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.9    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
Section 3.11    Disclosure. The Borrower has disclosed to the Lenders (including through filing with the Securities and Exchange Commission) all agreements and instruments to which it or any of its Subsidiaries is subject, and all other matters known to it, that the Borrower believes in good faith, individually or in the aggregate, are likely to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12    Margin Regulations. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock

(as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X of the Board of Governors of the Federal Reserve System or any provision of the Securities Exchange Act of 1934.
Section 3.13    Anti-Corruption Laws and Sanctions. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Borrower, any Controlled affiliate, employee or representative of the Borrower or any Subsidiary that will act on behalf of the Borrower or any Subsidiary in connection with the credit facilities established hereby, (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, on behalf of the Borrower or any Subsidiary that would result in a violation by such Persons of any Anti-Corruption Laws.
Section 3.14    EEA Financial Institutions. Neither the Borrower nor any Guarantor is an EEA Financial Institution.
ARTICLE IV
CONDITIONS
Section 4.1    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
(b)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(c)    The Administrative Agent shall have received each Note executed by the Borrower in favor of each Lender requesting such Note.
(d)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Fenwick & West LLP, counsel for the Borrower, in substantially the form of Exhibit E hereto. The Borrower hereby requests such counsel to deliver such opinion.
(e)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(f)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.2(a) and 4.2(b).
(g)    The Administrative Agent shall have received a guaranty agreement (the “Guaranty”) in substantially the form of Exhibit F hereto, executed by each of the Material Subsidiaries.
(h)    (i) All fees and expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be paid to the Administrative Agent and the Arrangers on or before the Effective Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Effective Date shall have been paid.
(i)    The Administrative Agent shall have received evidence that the Existing Credit Agreement has been or concurrently with the Effective Date is being paid in full and terminated.
(j)    The Administrative Agent shall have received, to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 4.2    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and the effectiveness of any Facility Increase pursuant to Section 2.20 or any extension of any Maturity Date pursuant to Section 2.21, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement (other than, after the Effective Date, as set forth in Sections 3.4(b) and 3.6(a)) and the other Loan Documents shall be true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing, except that for purposes of this Section 4.2(a) for any Borrowing that is made after the Effective Date, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.1(b).
(b)    At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

(c)    The Administrative Agent and, if applicable, the Swingline Lender shall have received a Borrowing Request (or, in the case of a Borrowing of Swingline Loans, a Swingline Borrowing Request) in accordance with the requirements hereof.
Each Borrowing, Facility Increase and extension of a Maturity Date shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in Sections 4.2(a) and 4.2(b) have been satisfied as of the date thereof.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 5.1    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(d)    within 90 days after the end of each fiscal year of the Borrower (beginning with fiscal year 2016), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(e)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(f)    concurrently with any delivery of financial statements under Section 5.1(a) or 5.1(b), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit G attached hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(g)    concurrently with any delivery of financial statements under Section 5.1(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(h)    promptly after (and in any event within five Business Days after) the Borrower obtaining knowledge thereof, written notice of any decrease in or cancellation of any Debt Rating;
(i)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, provided, that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet at http://www.symantec.com (or any successor page) or at http://www.sec.gov; and
(j)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request; provided that the Borrower will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable law or (iii) the disclosure of which would waive any attorney-client privilege, or violate any confidentiality obligations owed to any third party by the Borrower or any Subsidiary.
Section 5.2    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(g)    the occurrence of any Default;
(h)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(i)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(j)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.2.
Section 5.4    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance (either by way of self-insurance or with financially sound and reputable insurance companies) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.6    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities as and to the extent required by GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
Section 5.7    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.8    Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes, acquisitions and stock repurchases under stock repurchase programs approved by the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.9    Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
Section 5.10    Financial Covenants. The Borrower shall maintain, as of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter of the Borrower following the Effective Date:
(f)    A Consolidated Leverage Ratio for the Measurement Period ending on such day of not more than the amount set forth below across from the period that includes such day:

Period	Maximum Consolidated Leverage Ratio
Effective Date through 1st fiscal quarter of fiscal year 2018	4.50:1.0
2nd fiscal quarter of fiscal year 2018 through third fiscal quarter of fiscal year 2018	4.00:1.0
Thereafter	3.50:1.0
(g)    An Interest Coverage Ratio for the Measurement Period ending on such day of not less than 3.50:1.0.
Section 5.11    Additional Guarantors. If, as of the date of the most recently available financial statements delivered pursuant to Section 5.1(a) or 5.1(b), as the case may be, any Person shall have become a Material Subsidiary, then the Borrower shall, within 30 days after delivery of such financial statements (or such later date as agreed by the Administrative Agent), cause such Material Subsidiary to enter into a Guaranty Accession, unless (a) such Material Subsidiary is a direct or indirect subsidiary of any Person that is not a Domestic Subsidiary or (b) in the case of any Person who shall become a Material Subsidiary as a result of an acquisition by the Borrower or any of its Subsidiaries, the execution of such a counterpart would violate any agreement to which such Material Subsidiary shall be party (and which was not entered into upon or following such acquisition).
ARTICLE VI
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 6.1    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(k)    Permitted Encumbrances;
(l)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.1; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(m)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(n)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
(o)    the filing of protective Uniform Commercial Code financing statements in connection with any Securitization Transaction naming as secured party the applicable Securitization Entity and indicating as collateral the applicable Securitization Assets with the aggregate value of all such Securitization Assets not exceeding $200,000,000 at any one time;
(p)    Liens on deposit accounts subject to Cash Pooling Arrangements in favor of the financial institutions providing such Cash Pooling Arrangements; and
(q)    other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding.

Section 6.2    Fundamental Changes.
(c)    The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(i)    any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;
(ii)    any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary;
(iii)    any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary;
(iv)    any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and
(v)    the Borrower or any of its Subsidiaries may sell any Subsidiary, or substantially all of the capital stock or assets thereof, provided, that (i) any such sale is for fair market value, determined in good faith by the Borrower (and, if approval by its board of directors of the sale is required by applicable law or otherwise, such determination shall be approved by its board of directors) and (ii) if such sale requires a release of all or substantially all of the value of the Guaranty, each of the Lenders has provided its written consent to the extent required by clause (v) of Section 9.2(b).
(d)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.
Section 6.3    Subsidiary Indebtedness. Except for (i) Indebtedness of its Subsidiaries described on Schedule 6.3, (ii) Indebtedness under Cash Pooling Arrangements, (iii) Indebtedness of any Subsidiary of the Borrower acquired after the Effective Date and Indebtedness of a Person merged or consolidated with or into the Borrower or a Subsidiary of the Borrower after the Effective Date, which Indebtedness in each case exists at the time of such acquisition, merger or consolidated and was not created or incurred in contemplation of such acquisition, merger or consolidation and (iv) Permitted Accretive Acquisition Debt of any Foreign Subsidiary and any refinancing thereof that does not increase the principal amount thereof; provided that (x) both immediately prior and after giving effect to such Foreign Subsidiary becoming liable in respect thereof, no Default or Event of Default shall exist or result therefrom, (y) the principal amount of any Indebtedness that any Foreign Subsidiary shall become liable for under this clause (iii) shall not be greater than the fair market value of the assets or Equity Interests (as determined in good faith by the Borrower) acquired by the Borrower and/or its Subsidiaries in the Accretive Acquisition related to such Permitted Accretive Acquisition Debt and (z) such Indebtedness shall not be guaranteed by, or otherwise become a liability of, any other Subsidiary of the Borrower, provided, further, that in the case of Permitted Accretive Acquisition incurred in connection with an Accretive Acquisition for which the aggregate cash consideration paid exceeds $500,000,000, the Borrower shall have delivered a certificate of a Financial Officer, certifying that such acquisition complies with all of the requirements set forth in the definition of “Accretive Acquisition” and containing reasonably detailed calculations in support thereof, will not permit the aggregate principal amount of Indebtedness of its Subsidiaries (excluding any Indebtedness of a Subsidiary owed to the Borrower or another Subsidiary, but including any Guarantee by a Subsidiary of Indebtedness of the Borrower) at any time to exceed $250,000,000.
Section 6.4    Restricted Payments. The Borrower will not, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Equity Interests, or purchase, redeem, retire or otherwise acquire for value any shares of its Equity Interests (collectively, a “Restricted Payment”), or set aside funds for any of the foregoing, unless, at the time any such payment is declared and immediately after giving effect to such payment and any Indebtedness incurred in connection therewith, (i) the Consolidated Leverage Ratio (determined with regard to calculations made on a pro forma basis for the Measurement Period then most recently ended for which the Administrative Agent has received the financial statements required by Section 5.1 as if such payment had been made and any related Indebtedness had been incurred on the last day of such Measurement Period) is less than or equal to 3.50:1.00 or (ii) Global Liquidity is equal to or greater than $2,000,000,000; provided, however, that this Section 6.4 shall not prohibit (w) the making of any Restricted Payment within 90 days after the date of declaration thereof or call therefor so long as such Restricted Payment was permitted under this Section 6.4 on such date, (x) the payment of any dividends declared prior to the Effective Date, (y) the declaration and payment, in cash, in each fiscal quarter of the Borrower occurring during the period this Agreement is in effect, of its regular quarterly dividend of up to $0.15 per common share, and (z) the declaration and payment of Restricted Payments payable solely in shares of any class of the Borrower’s common stock.
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (each, an “Event of Default”) shall occur:
(e)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(f)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under any of the Loan

Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(g)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or if qualified as to materiality or Material Adverse Effect, in any respect) when made or deemed made;
(h)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), 5.3 (with respect to the Borrower’s existence), 5.8 or 5.10 or in Article VI;
(i)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(j)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;
(k)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) the exercise by any holder of its right to require the Borrower on or after March 4, 2020 to repurchase the 2.5% convertible senior notes due 2021 as set forth in Section 3.02 of the Indenture, dated as of March 4, 2016, between the Borrower and Wells Fargo, as trustee;
(l)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(m)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(n)    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(o)    one or more judgments for the payment of money in excess of $50,000,000 individually or $100,000,000 in the aggregate shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(p)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(q)    a Change in Control shall occur; or
(r)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
THE ADMINISTRATIVE AGENT
Section 8.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.3    Exculpatory Provisions.
(d)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(e)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 or Article VII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until explicit notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.
(f)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 8.6    Resignation or Removal of Administrative Agent.
(d)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(e)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, thereafter, the Borrower may (with the consent of the Required Lenders), appoint a successor. If no such successor shall have been so appointed by the Borrower and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(f)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(g)    Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (y) the retiring Swingline Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.
Section 8.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 8.9    Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.9. In each case as specified in this Section 8.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.9.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Notices.
(f)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:
(i)    if to the Borrower, to it at 350 Ellis Street, Mountain View, CA 94043, Attention of the Treasurer (TreasuryMailbox@symantec.com), with a copy to General Counsel (Facsimile No. );
(ii)    if to the Administrative Agent, to it at Wells Fargo Bank, National Association, 1525 W. W.T. Harris Blvd, Building 3A2, Mailcode NC 0680 Charlotte, North Carolina 28262, Attention: Syndication Agency Services (Telephone: );
(iii)    if to the Swingline Lender, to it at Wells Fargo Bank, National Association, 1525 W. W.T. Harris Blvd, Building 3A2, Mailcode NC 0680 Charlotte, North Carolina 28262, Attention: Syndication Agency Services ( ); and
(iv)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 9.1(b), shall be effective as provided in such Section 9.1(b).
(g)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II if any Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(h)    Any party hereto may change its address or facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(i)    The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (as defined below) DO NOT WARRANT THE ADEQUACY OR COMPLETENESS OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER COMMUNICATED THEREBY (the “Communications”). NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform.
Section 9.2    Waivers; Amendments.
(g)    No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(h)    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; provided, however, that notwithstanding the foregoing clauses (ii) and (iii) of this Section 9.2(b), only the consent of the Required Lenders shall be necessary (A) to amend Section 2.13(c) or to waive any obligation of the Borrower to pay interest at the default rate set forth therein or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder, (iv) change Section 2.18(b), 2.18(c) or any other provision hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Article VIII (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (but any change to the definition of “Required Revolving Lenders” shall only require the written consent of each Lender with a Revolving Credit Exposure or Revolving Commitment at such time and any change to the definition of “Required Term Loan Lenders” shall only require the written consent of each Lender with an outstanding Term Loan at such time), (vii) waive any condition set forth in Section 4.1 (other than Section 4.1(g)(i)), or, in the case of any Loans made on the Effective Date, Section 4.2, without the written consent of each Lender, or (viii)(A) waive any condition set forth in Section 4.2 as to any Revolving Borrowing or Swingline Borrowing or (B) amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Lenders under the Revolving Facility and does not directly affect the rights or duties of the Lenders under any other Facility, in each case, without the written consent of the Required Revolving Lenders. Notwithstanding anything to the contrary herein, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be, (ii) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms directly affects the rights or duties of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.2(b) if such Class of Lenders were the only Class of Lenders hereunder at such time, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (iv) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.
Section 9.3    Expenses; Indemnity; Damage Waiver.
(f)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and (to the extent that the Administrative Agent has notified the Borrower that it is incurring such out-of-pocket expenses) administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(g)    The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee will have any right to indemnification for any of the foregoing to the extent resulting from (x) such Indemnitee’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) such Indemnitee’s material breach of its funding obligations hereunder as determined by a court of competent jurisdiction in a final non-appealable judgment.

(h)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under Section 9.3(a) or 9.3(b), each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.
(i)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(j)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.4    Successors and Assigns.
(c)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.4(b), (ii) by way of participation in accordance with the provisions of Section 9.4(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.4(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(d)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)    (i)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 9.4(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(A)    in any case not described in Section 9.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of the Revolving Facility, or $10,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 9.4(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    No consent shall be required for any assignment except to the extent required by Section 9.4(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.
(iv)    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.4(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(d).
(e)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(f)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Swingline Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.2(b) that requires the consent of all Lenders and affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19 as if it were an assignee under Section 9.4(b); and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.5    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent or the Swing Line Lender, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.6    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof or thereof.
Section 9.7    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 9.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each of the Lenders and their respective Affiliates under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its

Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.9    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Confidentiality.
(c)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and only use such Information in connection with the Facilities), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of its or their respective businesses (including projections), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(d)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(e)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.15    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or in any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.16    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 9.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party thereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
SYMANTEC CORPORATION, as Borrower

By:	/s/ Thomas J. Seifert Name: Thomas J. Seifert Title: Executive Vice President and Chief Financial Officer

Signature Page to Symantec Corporation 2016 Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Swingline Lender and as a Lender

By	/s/ Karen Byler Name: Karen Byler Title: SVP

Signature Page to Symantec Corporation 2016 Credit Agreement

BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Lender

By	/s/ Arti Dighe Name: Arti Dighe Title: Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

CITIBANK, N.A., as Co-Syndication Agent and as a Lender

By	/s/ Susan Olsen Name: Susan Olsen Title: Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

JPMorgan Chase Bank N.A., as a Lender

By	/s/ Nicolas Gitron-Beer Name: Nicolas Gitron-Beer Title: Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

Barclays Bank PLC, as a Lender

By	/s/ Marguerite Sutton Name: Marguerite Sutton Title: Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

HSBC BANK USA, N.A., as Co-Documentation Agent and as a Lender

By	/s/ James P. Kelly Name: James P. Kelly Title: Managing Director

Signature Page to Symantec Corporation 2016 Credit Agreement

MIZUHO BANK, LTD., as Co-Documentation Agent and as a Lender

By	/s/ Bertram Tang Name: Bertram Tang Title: Authorized Signatory

Signature Page to Symantec Corporation 2016 Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agent

By	/s/ Michael King Name: Michael King Title: Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By	/s/ Michael King Name: Michael King Title: Authorized Signatory

Signature Page to Symantec Corporation 2016 Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agent and as a Lender

By	/s/ David W. Kee Name: David W. Kee Title: Managing Director

Signature Page to Symantec Corporation 2016 Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agent and as a Lender

By	/s/ Ola Anderssen Name: Ola Anderssen Title: Director

Signature Page to Symantec Corporation 2016 Credit Agreement

PNC Bank, National Association, as a Lender

By	/s/ Matthew D. Meister Name: Matthew D. Meister Title: Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

TD BANK, N.A., as a Lender

By	/s/ Mark Hogan Name: Mark Hogan Title: Senior Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

TORONTO DOMINION (TEXAS) LLC, as a Lender

By	/s/ Rayan Karim Name: Rayan Karim Title: Authorized Signatory

Signature Page to Symantec Corporation 2016 Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By	/s/ Winston Lua Name: Winston Lua Title: Director

Signature Page to Symantec Corporation 2016 Credit Agreement

BANK OF CHINA, LOS ANGELES BRANCH, as a Lender

By	/s/ Young Ou Name: Young Ou Title: SVP and Deputy General Manager

Signature Page to Symantec Corporation 2016 Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Lukas Coleman Name: Lukas Coleman Title: Vice President & Portfolio Manager

Signature Page to Symantec Corporation 2016 Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By	/s/ Sean Miller Name: Sean Miller Title: Vice President

Signature Page to Symantec Corporation 2016 Credit Agreement

TAIWAN COOPERATIVE BANK, LTD., acting through its Los Angeles Branch, as a Lender

By	/s/ Ming-Chih Cheng Name: Ming-Chih Cheng Title: V.P. & General Manager

Signature Page to Symantec Corporation 2016 Credit Agreement

THE BANK OF EAST ASIA, LIMITED, LOS ANGELES BRANCH, as a Lender

By	/s/ Chong Tan Name: Chong Tan Title: Vice President and Credit Manager

By	/s/ Simon Keung Name: Simon Keung Title: General Manager

Signature Page to Symantec Corporation 2016 Credit Agreement

HUA NAN COMMERCIAL BANK, LOS ANGELES BRANCH, as a Lender

By	/s/ Ding-Jong Chen Name: Ding-Jong Chen Title: V.P. & General Manager

Signature Page to Symantec Corporation 2016 Credit Agreement

CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By	/s/ Kang Yang Name: Kang Yang Title: V.P. & General Manager

Signature Page to Symantec Corporation 2016 Credit Agreement

Taiwan Business Bank, Los Angeles Branch, as a Lender

By	/s/ Sam Chiu Name: Sam Chiu Title: General Manager

Signature Page to Symantec Corporation 2016 Credit Agreement

Signature Page to Symantec Corporation 2016 Credit Agreement

Schedule 2.1
Commitments and
Notice Information
Commitments

Lender	Revolving Commitment	Term Loan Commitment
Wells Fargo Bank, National Association	$96,250,000	$96,250,000
Bank of America, N.A.	$96,250,000	$96,250,000
Citibank, N.A.	$96,250,000	$96,250,000
JPMorgan Chase Bank, N.A.	$96,250,000	$96,250,000
Barclays Bank PLC	$60,000,000	$60,000,000
HSBC Bank USA, National Association	$60,000,000	$60,000,000
Mizuho Bank, Ltd.	$60,000,000	$60,000,000
Morgan Stanley Bank, N.A.	$60,000,000	$60,000,000
Sumitomo Mitsui Banking Corporation	$60,000,000	$60,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$60,000,000	$60,000,000
PNC Bank National Association	$45,000,000	$45,000,000
TD Bank, N.A.	--	$45,000,000
Toronto Dominion (Texas) LLC	$45,000,000	--
The Bank of Nova Scotia	$45,000,000	$45,000,000
Bank of China, Los Angeles Branch	$30,000,000	$30,000,000
U.S. Bank National Association	$25,000,000	$25,000,000
Branch Banking and Trust Company	$17,500,000	$17,500,000
Taiwan Cooperative Bank, Ltd., acting through its Los Angeles Branch	$12,500,000	$12,500,000
The Bank of East Asia, Limited, Los Angeles Branch	$10,000,000	$10,000,000
Hua Nan Commercial Bank, Los Angeles Branch	$10,000,000	$10,000,000
Chang Hwa Commercial Bank, Ltd. Los Angeles Branch	$7,500,000	$7,500,000
Taiwan Business Bank, Los Angeles Branch	$7,500,000	$7,500,000
Total	$1,000,000,000	$1,000,000,000

Notice Information

Party	Address
Borrower
Symantec Corporation
350 Ellis Street
Mountain View, CA 94043
Attention: Treasurer
Email: TreasuryMailbox@symantec.com;

With a copy to:
Symantec Corporation
350 Ellis Street
Mountain View, CA 94043
Attention: General Counsel
Facsimile

Wells Fargo Bank, National Association
Instructions for wire transfers to the Administrative Agent:
Wells Fargo Bank, N.A.
Charlotte, NC
ABA:
Acct:
Acct Name: Agency Services Clearing A/C
Ref: Symantec Corporation

Address for notices as Administrative Agent:
Wells Fargo Bank, National Association
1525 W. W.T. Harris Blvd
Mail Code: D1109-019
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone:
Facsimile:
Address for notices as Swingline Lender:
Wells Fargo Bank, National Association
1525 W. W.T. Harris Blvd
Mail Code: D1109-019
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone:
Facsimile:

EXHIBIT A
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s): ______________________________

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The $2,000,000,000 Credit Agreement, dated as of May 10, 2016, as amended from time to time, among Symantec Corporation, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By: _________________________________
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.4(b) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the

A-6

obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-7

EXHIBIT B-1
BORROWING REQUEST
[Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1525 W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
The undersigned, SYMANTEC CORPORATION, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of May 10, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent and Swingline Lender (the terms defined therein being used herein as therein defined), and, pursuant to Section 2.3 of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of [ABR][Eurodollar] Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.3 of the Credit Agreement:
(i)The aggregate principal amount of the Proposed Borrowing is $_______________.
(ii)The Proposed Borrowing is requested to be made on __________________ (the “Borrowing Date”).
(iii)The Loans comprising the Proposed Borrowing shall be initially made as [ABR][Eurodollar] Loans.
(iv)The Loans comprising the Proposed Borrowing shall be made as [Revolving Loans][Term Loans].
(v)[The initial Interest Period for the Eurodollar Loans comprising the Proposed Borrowing shall be [one][two][three][six] months.]
(vi)The account to which funds requested by this Borrowing Request shall be disbursed is maintained by the Administrative Agent, located in ____________ and identified by account number ____________.
The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

B-1-1

A.Each of the representations and warranties contained in the Credit Agreement (other than those set forth in Sections 3.4(b) and 3.6(a) thereof) and in the other Loan Documents are and will be true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects), in each case on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case each such representation or warranty was, is or will be true and correct as of such date), provided that, for Borrowings made after the Effective Date, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.1(b) of the Credit Agreement;
B.No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and
C.[After giving effect to the Proposed Borrowing, the sum of the total Revolving Credit Exposures will not exceed the total Revolving Commitments.]

Very truly yours,

SYMANTEC CORPORATION

By:    ______________________________
Name:
Title:    ______________________________

Signature Page to Borrowing Request

EXHIBIT B-2
SWINGLINE BORROWING REQUEST
[Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1525 W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
The undersigned, SYMANTEC CORPORATION, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of May 10, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent and Swingline Lender (the terms defined therein being used herein as therein defined), and, pursuant to Section 2.5(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of a Swingline Loan under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.5 of the Credit Agreement:
(i)The principal amount of the Proposed Borrowing is $_______________.
(ii)The Proposed Borrowing is requested to be made on __________________ (the “Borrowing Date”).
The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:
A.Each of the representations and warranties contained in the Credit Agreement (other than those set forth in Sections 3.4(b) and 3.6(a) thereof) and in the other Loan Documents are and will be true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects), in each case on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case each such representation or warranty was, is or will be true and correct as of such date), provided that, for Borrowings made after the Effective Date, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.1(a) and 5.2(b) of the Credit Agreement;

B-2-1

B.No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and
C.After giving effect to the Proposed Borrowing, the aggregate principal amount of outstanding Swingline Loans will not exceed the Swingline Commitment and the sum of the total Revolving Credit Exposures will not exceed the total Revolving Commitments.
Very truly yours,

SYMANTEC CORPORATION

By:    _____________________________
Name:
Title:    ______________________________

Signature Page to Swingline Borrowing Request

EXHIBIT C
INTEREST ELECTION REQUEST
[Date]
Wells Fargo Bank, National Association,
as Administrative Agent
1525 W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
The undersigned, SYMANTEC CORPORATION, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of May 10, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent and Swingline Lender (the terms defined therein being used herein as therein defined), and, pursuant to Section 2.8(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a [conversion][continuation] of Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion][continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.8(c) of the Credit Agreement:
(ii)The Proposed [Conversion][Continuation] involves $____________ in aggregate principal amount of [ABR][Eurodollar] Loans made pursuant to a Borrowing on ________________, which Loans are presently maintained as [ABR][Eurodollar] Loans and are proposed hereby to be [converted into ABR Loans][continued as ABR Loans][converted into Eurodollar Loans][continued as Eurodollar Loans].
(iii)The Proposed [Conversion][Continuation] is requested to be made on _______________.
(iv)[The Interest Period for the Loans being [converted into][continued as] Eurodollar Loans pursuant to this Proposed [Conversion][Continuation] shall be [one][two][three][six] months.]
The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed [Conversion][Continuation]: no Default or Event of Default has or will have occurred and is continuing or would result from the Proposed [Conversion][Continuation].

Very truly yours,

C-1

SYMANTEC CORPORATION

By:    _____________________________
Name:
Title:    ______________________________

Signature Page to Interest Election Request

EXHIBIT D-1
REVOLVING NOTE

$________________    Dated: ___________

FOR VALUE RECEIVED, the undersigned, Symantec Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________ or its registered assigns (the “Lender”) for the account of its applicable lending office the aggregate principal amount of the Revolving Loans and the Swingline Loans (each as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement, dated as of May 10, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lender and such other lender parties under the terms and conditions of this promissory note (the “Note”) and the Credit Agreement.
Both principal and interest on the Revolving Loans are payable in lawful money of the United States of America to Wells Fargo Bank, National Association, as Administrative Agent, as provided in the Credit Agreement. Both principal and interest on the Swingline Loans are payable in lawful money of the United States of America to the Swingline Lender, as the maker of the Swingline Loans, as provided in the Credit Agreement. Each Revolving Loan and Swingline Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note.
This Note is one of the Notes referred to in, and is entitled to the benefits of, and the remedies provided in, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans (variously, the “Revolving Loans” or the “Swingline Loans”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan and Swingline Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate

D-1-1

court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.
SYMANTEC CORPORATION

By
Title:

Signature Page to Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

D-1-3

EXHIBIT D-2
TERM NOTE

$________________    Dated: ___________

FOR VALUE RECEIVED, the undersigned, Symantec Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of _________________ or its registered assigns (the “Lender”) for the account of its applicable lending office the aggregate principal amount of the Term Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement, dated as of May 10, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lender and such other lender parties under the terms and conditions of this promissory note (the “Note”) and the Credit Agreement.
Both principal and interest on the Term Loans are payable in lawful money of the United States of America to Wells Fargo Bank, National Association, as Administrative Agent, as provided in the Credit Agreement. Each Term Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note.
This Note is one of the Notes referred to in, and is entitled to the benefits of, and the remedies provided in, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans (the “Term Loans”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Term Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The

D-2-1

Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.
SYMANTEC CORPORATION

By
Title:

Signature Page to Note

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

EXHIBIT E
[____________], 2016
To the Lenders and the Administrative
Agent Referred to Below
c/o Wells Fargo Bank, National Association, as
Administrative Agent

Ladies and Gentlemen:
We have acted as counsel to Symantec Corporation, a Delaware corporation (the “Borrower”), in connection with: (i) the execution and delivery by the Borrower of the Credit Agreement (the “Credit Agreement”), dated as of [____________], 2016, among the Borrower, each lender from time to time that is a party thereto (each a “Lender” and collectively, the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and (ii) the execution and delivery by the Guarantor (as defined below) of the Guaranty (the “Guaranty”), dated as of [____________], 2016, made by Symantec Operating Corporation, a Delaware corporation (the “Guarantor”) in favor of the Lenders and the Administrative Agent (the Credit Agreement, the Notes (if any) and the Guaranty, the “Loan Documents”). We are furnishing this opinion to you pursuant to Section 4.1(c) of the Credit Agreement. Capitalized terms used in this opinion that are not otherwise defined herein or in Exhibit A hereto shall have the meanings assigned to those terms in the Loan Documents.
In rendering this opinion, we have examined such matters of law as we considered necessary for the purpose of rendering this opinion. As to matters of fact relevant to the opinions expressed herein, we have relied solely upon the representations and warranties as to factual matters contained in, and made by the Borrower pursuant to, the Management Certificate (as defined in Exhibit A) and upon our examination of the documents identified on Exhibit A (collectively, the “Reviewed Documents”). We have not examined, and we express no opinion with respect to, any documents other than the Reviewed Documents or made any independent factual investigation. Except as described on Exhibit A, bring-down certificates, telegrams or telephonic advice of the public officials referred to on Exhibit A were not obtained as of the date hereof. Except as described on Exhibit A, we have not caused the search of any record of any governmental agency or third party.
In our examination of documents, we have assumed the current accuracy and completeness of (a) the information obtained from public officials and records included in the Reviewed Documents and (b) the representations and warranties made by representatives of the Borrower to us, including, without limitation, those set forth in the Management Certificate. We have also assumed that all the representations and warranties made by the Borrower in, or pursuant to, the Credit Agreement are true and complete in all material respects. We have made no attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any factual matters other than those described above.

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the lack of any undisclosed termination of, modification of, waiver of or amendment to any document reviewed by us, the legal competence and capacity of all persons or entities executing the same and (except with respect to due authorization of the Credit Agreement by the Borrower and the Guaranty by the Guarantor) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.
For the purposes of this opinion, we have also assumed, without independent investigation, that: (a) the Loan Documents reflect the complete understanding and agreement of the parties concerning the subject matter thereof; (b) the Credit Agreement is a legal, valid and binding obligation of the Administrative Agent and each Lender, enforceable against the Administrative Agent and each Lender in accordance with its terms; and (c) the Borrower is not insolvent and by executing and delivering the Credit Agreement will not become insolvent and has not intended to incur, and will not have believed that it has incurred, debts beyond its ability to pay them as they mature.
Our representation of the Borrower has been limited to specific matters on which the Borrower has engaged us from time to time. As used herein, the phrases “to our knowledge” and phrases of similar import, refer only to the actual present knowledge of the attorneys currently in this firm representing the Borrower in connection with the execution and delivery of the Credit Agreement. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Borrower or the rendering of this opinion.
We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by the Borrower (or any of its agents or representatives) concerning the business, assets, operations, financial condition or affairs of the Borrower or any of its subsidiaries or any other information furnished to you by the Borrower or any of its agents or representatives.
We have not reviewed, and we express no opinion on, financial covenants or similar provisions requiring financial calculations or determinations to ascertain whether there is any breach or default. We also do not express any opinion on parol evidence bearing on interpretation or construction of any of the Borrower Material Agreements, or on any oral modifications to any of the Borrower Material Agreements made by the parties thereto. To the extent of any of the Borrower Material Agreements governed by the laws of any jurisdiction other than the State of New York, our opinion relating to those Borrower Material Agreements is based solely upon the plain meaning of their language as though New York law applied, without regard to any interpretation or construction that might be indicated by the laws stated as governing those Borrower Material Agreements. Where statements in this opinion are qualified by the term “material” or “material adverse effect”, those statements involve judgments and opinions as to the materiality or lack of

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

materiality of the following matters, which judgments and opinions are entirely those of the Borrower and its officers, after having been advised by us as to the legal effect and consequences of such matters: (a) any matter with respect to the Borrower and its subsidiaries taken as a whole; or (b) any matter with respect to the businesses, assets, operations or financial conditions of the Borrower and its subsidiaries, taken as a whole; or (c) the ability of the Borrower to pay or perform its obligations in accordance with the terms of the Credit Agreement; or (d) the rights and remedies of the Administrative Agent or any Lender or under the Loan Documents or any related document, instrument or agreement.
This opinion is subject to, and we render no opinion with respect to the following:
(a)    the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, assignment for the benefit of creditors, bulk sales, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;
(b)    the effect of general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute, concepts of materiality, reasonableness, good faith and fair dealing, unconscionability and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;
(c)    the effect of limitations imposed by reason of generally applicable public policy principles or considerations or limitations imposed by or resulting from the exercise by any court of its discretion;
(d)    the existence or effect of any implied duty or covenant of good faith and fair dealing to which any Lender may have been or may be subject;
(e)    the effect of any applicable law or court decisions that requires the Administrative Agent or a Lender to enforce its remedies in a commercially reasonable manner;
(f)     any federal or state securities laws;
(g)    the effect of state and federal laws and judicial decisions that provide, among other things, (i) that oral modifications to a contract or waivers of contractual provisions may be enforceable, if the modification was performed, notwithstanding any express provision in the agreement that the agreement may only be modified or an obligation thereunder waived in writing, or (ii) that an implied agreement may be created from trade practices or course of conduct;

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

(h)    the enforceability of any provision purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens in connection with any litigation arising out of or pertaining to the Loan Documents;
(i)    the effect of judicial decisions that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Loan Documents;
(j)    the effect of equitable principles on the enforceability of any provisions of the Loan Documents providing that (i) rights or remedies are not exclusive, (ii) rights or remedies may be exercised without notice, (iii) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (iv) the election of some particular right or remedy does not preclude recourse to one or more other rights or remedies, or (iv) the failure to exercise, or any delay in exercising, rights or remedies available under the Loan Documents will not operate as a waiver of any such right or remedy;
(k)    applicable statutes and judicial decisions which provide, among other things, that a court may limit the granting of attorneys’ fees to those attorneys’ fees which are determined by the court to be reasonable and that attorneys’ fees may be granted only to a prevailing party and that a contractual provision for attorneys’ fees is deemed to extend to both parties (notwithstanding that such provision by its express terms benefits only one party);
(l)    the effect of equitable principles on the enforceability of any provision in the Loan Documents that permits or authorizes any Lender to exercise remedies or impose penalties or an increase in interest rate for late payment or other default if it is determined that the default is not material, the remedies or penalties bear no reasonable relation to the damage suffered by any Lender as a result of the default or it cannot be demonstrated that the enforcement of the remedies or penalties is reasonably necessary for the protection of any Lender;
(m)    the enforceability of any provision releasing or exonerating a party from liability or providing for indemnification or contribution to the extent enforcement of such provisions would be contrary to public policy, or indemnifying a party against liability for such party’s own fraud or wrongful, reckless or negligent acts or omissions; and
(n)    laws relating to usury or permissible rates of interest or other charges for loans, forbearances or the use of money.
We call your attention to the fact that the Loan Documents provide for a guaranty by the Guarantor as a subsidiary of the Borrower, and as such, such guaranty is what is known as an “upstream guaranty” that should be supported by direct and sufficient consideration paid to the subsidiary making the guaranty. Accordingly, we have assumed in rendering our opinions that the guaranty provided for in the Guaranty is supported by sufficient, good and valuable consideration and that the Guarantor is not insolvent, nor will the Guarantor be rendered insolvent by the making of the Guaranty.

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

With respect to our opinion expressed in paragraphs 1, 6 and 7 below that the Borrower and the Guarantor is in good standing under the laws of the States of California and Delaware, as applicable, we have relied solely upon the good standing certificates provided by the California Secretary of State, California Franchise Tax Board and the Delaware Secretary of State and described in Exhibit A hereto to the effect that Borrower and the Guarantor are in good standing under the laws of such states.
With respect to our opinion in paragraph 5 below, we have relied solely upon the Borrower’s identification of those agreements of the Borrower that the Borrower considers to be material with respect to the Loan Documents and the transactions contemplated to be carried out in accordance with and pursuant to the Loan Documents and copies, supplied to us by the Borrower, of such Borrower Material Agreements (as defined in Exhibit A) that are expressly listed and identified as “Borrower Material Agreements” on Exhibit B hereto. We have not undertaken any independent investigation of such matters.
We are admitted to practice law in the State of California and in the State of New York. The opinions expressed herein are limited to the existing internal laws of the State of California, the existing internal laws of the State of New York, and the existing federal laws of the United States of America, assuming that such laws apply to the matters expressed herein. To the extent that any of the Reviewed Documents (other than the Loan Documents) are governed by the laws of any jurisdiction other than the States of California or New York, or the United States federal law as described above, our opinion relating to those documents is based solely upon the apparent meaning of the language, without regard to interpretation or construction that might be indicated by the laws governing those agreements. Our opinion is limited to such California and New York state and United States federal statutes, laws, rules or regulations as in our experience are of general application to transactions of the sort contemplated by the Loan Documents.
With respect to our enforceability opinion in paragraph 3 below, our opinion is limited to the existing laws of the State of New York. With respect to the Loan Documents, we have assumed that in a proceeding outside of New York that the choice of New York state law would be given effect and would exclusively apply to and govern the Loan Documents.
In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Loan Documents.
In rendering the opinions below, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.
Based upon and subject to the foregoing, and subject to all of the assumptions, qualifications, exceptions and limitations contained herein, we are of the opinion that:
1.    The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Borrower is duly qualified to do

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

business and is in good standing as a foreign corporation under the laws of the State of California.
2.    All corporate action on the part of the Borrower, its directors and its stockholders necessary for the authorization, execution and delivery of the Credit Agreement has been taken.
3.    The Credit Agreement constitutes a valid and binding obligation of the Borrower, enforceable according to its terms, and the Guaranty constitutes a valid and binding obligation of the Guarantor, enforceable in accordance with its terms.
4.    The execution, delivery and performance of, and compliance with, the Credit Agreement, is within the Borrower’s corporate powers, and the execution, delivery and performance of, and compliance with, the Guaranty, is within the Guarantor’s corporate powers.
5.    The execution, delivery and performance of, and compliance with, the Credit Agreement by the Borrower and the Guaranty by the Guarantor has not resulted and will not result in any violation of, or conflict with, and does not constitute a default under: (i) any term of the Certificates of Incorporation or Bylaws of the Borrower or of the Guarantor; (ii) any material term or provision of any Borrower Material Agreement; (iii) any United States federal, New York State or California State statute, rule or regulation applicable to the Borrower or the Guarantor; or (iv) any judgment or order of any United States federal or California State court known to us to be applicable to the Borrower or the Guarantor; in each case where such violation, conflict or default would materially and adversely affect the Borrower or materially impair the ability of the Borrower to perform its obligations under the Credit Agreement or the ability of the Guarantor to perform its obligations under the Guaranty.
6.    The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Guarantor is duly qualified to do business and is in good standing as a foreign corporation under the laws of the State of California.
7.    All corporate action on the part of the Guarantor, its directors and its stockholders necessary for the authorization, execution and delivery of the Guaranty has been taken.
8.    To our knowledge, no approval, consent, exemption, order or authorization, registration, or declaration by, or notice to, or filing with, any California State, New York State or United States federal governmental entity is necessary or required to be made by the Borrower or the Guarantor in connection with the execution and delivery as of the Effective Date or performance by such party of the Credit Agreement or the Guaranty.
9.    The Borrower is not, and is not required to be, registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

In addition, we supplementally inform you that, to our knowledge, except as described in Borrower’s Annual Report on Form 10-K for the fiscal year ended April 3, 2015 (the “2015 10-K”) and the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended January 1, 2016 (the “2016 Q3 10-Q”), there is no action, suit or proceeding pending or threatened in writing, at law, in equity, in arbitration or before any governmental authority in the United States against the Borrower or the Guarantor which (a) purports to affect or pertain to the Credit Agreement or the Guaranty or any of the transactions contemplated by the Credit Agreement or the Guaranty; or (b) could reasonably be expected to have a Material Adverse Effect. Please note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Borrower or any of its subsidiaries or its or their property and that we are not litigation counsel to the Borrower in any of the matters described in the 2015 10-K, 2016 Q3 10-Q or in most other litigation matters to which the Borrower or its subsidiaries are parties or by which any of their property may be bound. Other than to request the Management Certificate, we have not undertaken any further inquiry or analysis whatsoever in connection with the existence of, or any evaluation of any such action, suit or proceeding or the accuracy of such description.
[Concluding Paragraph on Next Page]

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

This opinion is intended solely for the benefit of each Lender for the purpose of the loan financing contemplated by the Loan Documents and is not to be used by any Lender for any other purpose or made available to or relied upon by any other person, firm or entity, without our prior written consent, except that you may, however, deliver a copy of this opinion to your attorneys, and to any Eligible Assignee or Participant of any Lender and to any successor Administrative Agent and any Eligible Assignee or Participant and any successor Administrative Agent may rely on this opinion as if it were addressed and had been delivered to them on the date hereof. This opinion speaks as of the date first above written, and we disclaim any duty to update or advise any Lender of any fact, circumstance, event or change in the law or the facts that may hereafter occur or be brought to our attention, even if it may affect or modify any of the opinions expressed herein.
Very truly yours,
FENWICK & WEST LLP

By:
David K. Michaels, a Partner

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

EXHIBIT A

REVIEWED DOCUMENTS
(a)    Copies of the Loan Documents;
(b)    The Certificate of Incorporation of the Borrower certified by the Delaware Secretary of State on [___________] and the Bylaws of the Borrower certified by the Secretary of the Borrower on [__________], 2016;
(c)    The Certificate of Incorporation of Symantec Operating Corporation (f/k/a Veritas Operating Corporation) certified by the Delaware Secretary of State on [October 30, 2006] and the Bylaws of Symantec Operating Corporation certified by the Secretary of Symantec Operating Corporation on [__________], 2016;
(d)    Copies of resolutions adopted by the Board of Directors of the Borrower on March 16, 2016 relating to the Loan Documents;
(e)    Copies of resolutions adopted by the Board of Directors of Symantec Operating Corporation by unanimous written consent on [__________], 2016 relating to the Loan Documents;
(f)    Certificate of Good Standing issued by the Secretary of State of the State of Delaware regarding the Borrower dated [__________], 2016;
(g)    Certificate of Good Standing issued by the Secretary of State of the State of Delaware regarding Symantec Operating Corporation dated [__________], 2016;
(h)    Certificate of Status issued by the Secretary of State of the State of California dated [__________], 2016 and Certificate of Status issued by the California Franchise Tax Board dated [__________], 2016 with respect to the good standing of the Borrower as a foreign corporation;
(i)    Certificate of Status issued by the Secretary of State of the State of California dated [__________], 2016 and Certificate of Status issued by the California Franchise Tax Board dated [__________], 2016 with respect to the good standing of Symantec Operating Corporation as a foreign corporation;
(j)    A certificate of the Borrower certifying the names and true signatures of certain officers of the Borrower authorized to sign the Credit Agreement;
(k)    A certificate of Symantec Operating Corporation certifying the names and true signatures of certain officers of Symantec Operating Corporation authorized to sign the Guaranty;
(l)    A Management Certificate addressed to us and dated of even date herewith executed by the Borrower and the Guarantor (the “Management Certificate”); and
(m)    Copies of the agreements, each of which is listed on Exhibit B to this letter, and which have been identified to us by the Borrower on Exhibit A to the Management Certificate to

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

be the only agreements of the Borrower to which the Borrower is a party or by which the Borrower’s assets are bound that the Borrower considers to be material with respect to the Loan Documents and the transactions contemplated to be carried out in accordance with and pursuant to the Loan Documents (the “Borrower Material Agreements”).

Wells Fargo Bank, National Association, as Administrative Agent
The Lenders
[_____________, 2016]

EXHIBIT B

List of Borrower Material Agreements

1.	Investment Agreement, dated February 3, 2016, by and among Symantec Corporation and Silver Lake Partners IV Cayman (AIV II), L.P.

2.	Indenture, dated March 4, 2016, between Symantec Corporation and Wells Fargo Bank, National Association.

3.	Indenture, dated September 16, 2010, between Symantec Corporation and Wells Fargo Bank, National Association, as trustee.

EXHIBIT F
GUARANTY AGREEMENT
THIS GUARANTY AGREEMENT, dated as of the 10th day of May, 2016 (this “Guaranty”), is made by each of the undersigned Subsidiaries of Symantec Corporation, a Delaware corporation (the “Borrower”), and each other Subsidiary of the Borrower that, after the date hereof, executes an instrument of accession hereto substantially in the form of Exhibit A (a “Guarantor Accession”; the undersigned and such other Subsidiaries of the Borrower, collectively, the “Guarantors”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.
RECITALS
A.The Borrower, certain Lenders and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), are parties to a Credit Agreement, dated as of May 10, 2016 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.
B.It is a condition to the extension of credit to the Borrower under the Credit Agreement that each Guarantor shall have agreed, by executing and delivering this Guaranty, to guarantee to the Guaranteed Parties the payment in full of the Guaranteed Obligations (as hereinafter defined). The Guaranteed Parties are relying on this Guaranty in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without this Guaranty.
C.The Borrower and the Guarantors are engaged in related businesses and undertake certain activities and operations on an integrated basis. As part of such integrated operations, the Borrower, among other things, may advance to the Guarantors from time to time certain proceeds of the Loans made to the Borrower by the Lenders under the Credit Agreement. Each Guarantor will therefore obtain direct or indirect benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desires to execute and deliver this Guaranty.

STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Guaranteed Parties to enter into the Credit Agreement and to induce the Lenders to extend credit to the Borrower thereunder, each Guarantor hereby agrees as follows:
1.Guaranty.
(a)    Each Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally:
(i)    guarantees (A) to the Lenders (including the Swingline Lender in its capacity as such) and the Administrative Agent (collectively, including the Hedge Parties party to a Permitted Hedge Agreement and the Cash Management Parties party to a Guaranteed Cash Management Agreement, the “Guaranteed Parties”) the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all obligations of the Borrower under the Credit Agreement and the other Loan Documents, including, without limitation, all principal of and interest on the Loans, all fees, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement or any other Loan Document (including interest, fees and expenses accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Insolvency Laws (as hereinafter defined), whether or not the claim for such interest is allowed in such proceeding), and all such obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due; and (B) to each Hedge Party under any Hedge Agreement that is required or permitted by the Credit Agreement to be entered into by any Loan Party (a “Permitted Hedge Agreement”), all obligations of such Loan Party under such Permitted Hedge Agreement (other than Excluded Swap Obligations); and (C) to each Cash Management Bank under any Cash Management Agreement entered into by any Loan Party (a “Guaranteed Cash Management Agreement”), all of the obligations of such Loan Party under such Cash Management Agreement (other than Excluded Swap Obligations); in each case under this clause (i), whether now existing or hereafter created or arising and whether direct or indirect, absolute or contingent, due or to become due (all liabilities and obligations described in this clause (i), collectively, the “Guaranteed Obligations”); and
(ii)    agrees to pay the reasonable and documented out-of-pocket fees and expenses of counsel for the Guaranteed Parties to, and reimburse upon demand all reasonable and documented out-of-pocket costs and expenses incurred or paid by, (x) any Guaranteed Party in connection with any suit, action or proceeding to enforce or protect any rights of the Guaranteed Parties hereunder and (y) the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto, and to indemnify and hold each Guaranteed Party and its directors, officers, employees, agents and Affiliates harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such indemnified party as a result of, arising from, or in connection with this Guaranty or the collection or enforcement of the Guaranteed Obligations in accordance with this Guaranty; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any such claims, losses, costs and expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnified party.
(b)    Notwithstanding the provisions of subsection (a) above and notwithstanding any other provisions contained herein or in any other Loan Document:
(i)    no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to applicable law; and
(ii)    the liability of each Guarantor under this Guaranty as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render such Guarantor’s obligations under this Guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guaranty) providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under guaranties by such parties).
(c)    The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made hereunder on any date by a Guarantor (a “Funding Guarantor”) that exceeds its Fair Share (as hereinafter defined) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as hereinafter defined) as of such date, with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as hereinafter defined) to equal its Fair Share as of such date. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio (expressed as a fraction) of (x) the Adjusted Maximum Guaranteed Amount (as hereinafter defined) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Guaranteed Amounts with respect to all Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors hereunder in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. “Adjusted Maximum Guaranteed Amount” means, with respect to a Guarantor as of any date of determination, the Maximum Guaranteed Amount of such Guarantor, determined in accordance with the provisions of subsection (b) above; provided that, solely for purposes of calculating the “Adjusted Maximum Guaranteed Amount” with respect to any Guarantor for purposes of this subsection (c), any assets or liabilities arising by virtue of any rights to subrogation, reimbursement or indemnity or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this subsection (c)). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Funding Guarantor’s right of contribution under this subsection (c) shall be subject to the provisions of Section 4. The allocation among Guarantors of their obligations as set forth in this subsection (c) shall not be construed in any way to limit the liability of any Guarantor hereunder to the Guaranteed Parties.
(d)    The guaranty of each Guarantor set forth in this Section is a guaranty of payment as a primary obligor, and not a guaranty of collection. Each Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under any other Loan Document.
(e)    As used in this Agreement, the following terms have the meanings specified below:
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.
“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange

Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Party” means any Person that (a) at the time it enters into a Hedge Agreement with a Loan Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Loan Party, in each case in its capacity as a party to such Hedge Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
2.    Guaranty Absolute. Each Guarantor agrees that its obligations hereunder and under the other Loan Documents to which it is a party are, to the fullest extent permitted by law, irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations and any security therefor or other guaranty or liability in respect thereof, whether given by such Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Guarantor has notice or knowledge thereof:
(iii)    any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement, any other Loan Document or any agreement or instrument delivered pursuant to any of the foregoing;
(iv)    the invalidity or unenforceability of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any provisions of the Credit Agreement, any other Loan Document or any agreement or instrument delivered pursuant to any of the foregoing;
(v)    the addition or release of Guarantors hereunder or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or any security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof;
(vi)    any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty or other liability in respect thereof (other than as a result of the occurrence of the Termination Requirements (as defined in Section 2(ix))), including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;
(vii)    any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any security for any of the foregoing; any sale, exchange, release, substitution, compromise or other action in respect of any such security; or any failure to create, protect, perfect, secure, insure, continue or maintain any Liens in any security;
(viii)    the exercise of any right or remedy available under the Loan Documents, at law, in equity or otherwise in respect of any security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;
(ix)    any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations;
(x)    any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or
(xi)    any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Borrower, any Guarantor or a surety or guarantor generally;
provided that such obligations shall terminate and the Guarantors shall be discharged and released therefrom upon the occurrence of all of the following: (x) the payment in full in cash of the Guaranteed Obligations (other than contingent and indemnification obligations not then due and payable and other than Guaranteed Obligations described in the following clause (z), except as expressly set forth therein), (y) the termination of the Commitments and (z) the termination of, and settlement of all obligations of each Loan Party under, each Permitted Hedge Agreement to which any Hedge Party is a party and each Guaranteed Cash Management Agreement to which any Cash Management Bank is a party (the events in clauses (x), (y) and (z) above, collectively, the “Termination Requirements”).
3.    Certain Waivers. Each Guarantor hereby knowingly, voluntarily and expressly waives:
(i)    presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Loan Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the Borrower and of any of the matters referred to in Section 2 and of any rights to consent thereto;
(ii)    any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by such Guarantor hereunder, to proceed against, or to exhaust or have resort to any security from or any deposit balance or other credit in favor of, the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such security;
(iii)    any right or defense based on or arising by reason of any right or defense of the Borrower or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of the Borrower or any other Person, the invalidity or unenforceability of any Guaranteed Obligations, any security therefor or any Loan Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the Borrower for any reason other than the satisfaction of the Termination Requirements;
(iv)    any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty or other liability in respect thereof or any security for any of the foregoing, and promptness, diligence or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such security;
(v)    any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the payment in full in cash of the Guaranteed Obligations; and
(vi)    any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guaranty.

4.    No Subrogation. Each Guarantor hereby waives, and agrees that it will not exercise or seek to exercise, any claim or right that it may have against the Borrower or any other Guarantor at any time as a result of any payment made under or in connection with this Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against the Borrower or any other Guarantor, any right of indemnity, contribution or reimbursement against the Borrower or any other Guarantor (including rights of contribution as set forth in Section 1(c)), any right to enforce any remedies of any Guaranteed Party against the Borrower or any other Guarantor, or any benefit of, or any right to participate in, any security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation the Bankruptcy Code), common law or otherwise; provided, however, that a Guarantor may enforce the rights of contribution set forth in Section 1(c) after satisfaction of the Termination Requirements. Each Guarantor further agrees that all indebtedness and other obligations, whether now or hereafter existing, of the Borrower or any other Subsidiary of the Borrower to such Guarantor, including, without limitation, any such indebtedness in any proceeding under the Bankruptcy Code and any intercompany receivables, together with any interest thereon, shall be, and hereby are, subordinated and made junior in right of payment to the Guaranteed Obligations. Each Guarantor further agrees that if any amount shall be paid to or any distribution received by any Guarantor (i) on account of any such indebtedness at any time after the occurrence and during the continuance of an Event of Default, or (ii) on account of any rights of contribution at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Administrative Agent in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Loan Documents and without in any way discharging, limiting or otherwise affecting the liability of such Guarantor under any other provision of this Guaranty. Additionally, in the event the Borrower or any other Loan Party becomes a “debtor” within the meaning of the Bankruptcy Code, the Administrative Agent shall be entitled, at its option, on behalf of the Guaranteed Parties and as attorney-in-fact for each Guarantor, and is hereby authorized and appointed by each Guarantor, to file proofs of claim on behalf of each relevant Guarantor and vote the rights of each such Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Borrower or such Loan Party to any Guarantor in any such proceeding, each Guarantor hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.
5.    Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Parties that, as to itself, all of the representations and warranties relating to it contained in the Credit Agreement are true and correct.
6.    Financial Condition of Borrower. Each Guarantor represents that it has knowledge of the Borrower’s financial condition and affairs and that it has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and to the Borrower’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect with respect to such Guarantor. Each

Guarantor agrees that the Guaranteed Parties shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of any Guarantor nor to advise any Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower that might become known to any Guaranteed Party at any time, whether or not such Guaranteed Party knows or believes or has reason to know or believe that any such fact or change is unknown to any Guarantor, or might (or does) materially increase the risk of any Guarantor as guarantor, or might (or would) affect the willingness of any Guarantor to continue as a guarantor of the Guaranteed Obligations.
7.    Payments; Application; Set-Off.
(a)    The Guarantors each, jointly and severally, agree that, upon the failure of the Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise the Guarantors, the Guarantors will, jointly and severally, but subject to the provisions of Section 1(b), forthwith pay or cause to be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.
(b)    All payments made by each Guarantor hereunder will be made in dollars to the Administrative Agent, without set-off, counterclaim or other defense and, in accordance with the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder.
(c)    All payments made hereunder shall be applied as follows:
(i)    first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the initiation of any proceeding under any Insolvency Law) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents;
(ii)    second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Loan Document;
(iii)    third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the initiation of any proceeding under any Insolvency Law) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Guaranteed Obligations owing to such Lender;
(iv)    fourth, to the payment of all of the Guaranteed Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the initiation of any proceeding under any Insolvency Law irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);
(v)    fifth, to the payment of the outstanding principal amount of the Guaranteed Obligations;
(vi)    sixth, to the payment of all other Guaranteed Obligations and other obligations that shall have become due and payable under the Loan Documents or otherwise and not repaid; and
(vii)    seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders in proportion to the amounts of such principal, interest, fees or other Guaranteed Obligations owed to them respectively pursuant to clauses (iii) through (vii) above and (z) the Administrative Agent shall be entitled to rely upon any Guaranteed Party that has entered into a Permitted Hedge Agreement or Guaranteed Cash Management Agreement for a determination (which such Guaranteed Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Guaranteed Obligations owed to such Guaranteed Party under any such Permitted Hedge Agreement or Guaranteed Cash Management Agreement. Unless it has actual knowledge (including by way of written notice from any such Guaranteed Party) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Permitted Hedge Agreements or Guaranteed Cash Management Agreement, or Guaranteed Obligations in respect thereof, are in existence between any Guaranteed Party and any Loan Party. If any Lender or Affiliate thereof that is a party to a Permitted Hedge Agreement or Guaranteed Cash Management Agreement (the obligations of the applicable Loan Party under which are Guaranteed Obligations) ceases to be a Lender or Affiliate thereof, such former Lender or Affiliate thereof shall nevertheless continue to be a Guaranteed Party hereunder with respect to the Guaranteed Obligations under such Permitted Hedge Agreement or Guaranteed Cash Management Agreement.
(d)    In the event that the proceeds of any such sale, disposition or realization are insufficient to pay all amounts to which the Guaranteed Parties are legally entitled, the Guarantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal or such other rate as shall be fixed by applicable law, together with the costs of collection and all other fees, costs and expenses payable hereunder.
(e)    If an Event of Default shall have occurred and be continuing, each Guaranteed Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Guaranteed Party or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan

Document, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

8.    No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Loan Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Guarantors and the Guaranteed Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Guaranty or any other Loan Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
9.    Enforcement. The Guaranteed Parties agree that, except as provided in Section 7(e), this Guaranty may be enforced only by the Administrative Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to realize upon any security given to secure the payment and performance of the Guarantors’ obligations hereunder. The obligations of each Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against each Guarantor whether or not action is brought against the Borrower or any other Guarantor and whether or not the Borrower or any other Guarantor is joined in any such action. Each Guarantor agrees that to the extent all or part of any payment of the Guaranteed Obligations made by any Person is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by or on behalf of any Guaranteed Party to a trustee, receiver or any other party under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and each Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.
10.    Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by any Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by the Administrative Agent and such of the Lenders (if any) as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.
11.    Addition, Release of Guarantors. Each Guarantor recognizes that the provisions of the Credit Agreement require Persons that become Material Subsidiaries of the Borrower and that are not already parties hereto to become Guarantors hereunder by executing a Guarantor Accession, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of the Administrative Agent’s actions in effecting the same or in releasing any Guarantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Guarantor.
12.    Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of all of the Termination Requirements (provided that the provisions of Sections 1(a)(ii) and 4 shall survive any termination of this Guaranty), (ii) be binding upon and enforceable against each Guarantor and its successors and assigns (provided, however, that no Guarantor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and permitted assigns. Without limiting the generality of clause (iii) above, any Guaranteed Party may, in accordance with the provisions of the Credit Agreement, assign all or a portion of the Guaranteed Obligations held by it (including by the sale of participations), whereupon each Person that becomes the holder of any such Guaranteed Obligations shall (except as may be otherwise agreed between such Guaranteed Party and such Person) have and may exercise all of the rights and benefits in respect thereof granted to such Guaranteed Party under this Guaranty or otherwise. Each Guarantor hereby irrevocably waives notice of and consents in advance to the assignment as provided above from time to time by any Guaranteed Party of all or any portion of the Guaranteed Obligations held by it and of the corresponding rights and interests of such Guaranteed Party hereunder in connection therewith. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Guaranty and any Guarantor Accession.
13.    Governing Law; Consent to Jurisdiction; Appointment of Borrower as Representative, Process Agent, Attorney-in-Fact.
(a)    This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
(b)    Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
(c)    Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in Section 13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each Guarantor hereby irrevocably designates and appoints the Borrower as its designee, appointee and agent to receive on its behalf all service of process in any such action or proceeding and any other notice or communication hereunder, irrevocably consents to service of process in any such action or proceeding by registered or certified mail directed to the Borrower at its address set forth in the Credit Agreement (and service so made shall be deemed to be completed upon the earlier of actual receipt thereof or three (3) business days after deposit in the United States mails, proper postage prepaid and properly addressed), and irrevocably agrees that service so made shall be effective and binding upon such Guarantor in every respect and that any other notice or communication given to the Borrower at the address and in the manner specified herein shall be effective notice to such Guarantor. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any Guaranteed Party to bring any action or proceeding against any Guarantor in the courts of any other jurisdiction.
(e)    Further, each Guarantor does hereby irrevocably make, constitute and appoint the Borrower as its true and lawful attorney-in-fact, with full authority in its place and stead and in its name, the Borrower’s name or otherwise, and with full power of substitution in the premises, from time to time in the Borrower’s discretion to agree on behalf of, and sign the name of, such Guarantor to any amendment, modification or supplement to, restatement of, or waiver or consent in connection with, this Guaranty, any other Loan Document or any document or instrument pursuant hereto or thereto, and to take any other action and do all other things on behalf of such Guarantor that the Borrower may deem necessary or advisable to carry out and accomplish the purposes of this Guaranty and the other Loan Documents. The Borrower will not be liable for any act or omission nor for any error of judgment or mistake of fact unless the same shall occur as a result of the gross negligence or willful misconduct of the Borrower. This power, being coupled with an interest, is irrevocable by any Guarantor for so long as this Guaranty shall be in effect with respect to such Guarantor. By its signature hereto, the Borrower consents to its appointment as provided for herein and agrees promptly to distribute all process, notices and other communications to each Guarantor.
14.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER

LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
15.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (a) if to any Guarantor, in care of the Borrower and at the Borrower’s address for notices set forth in the Credit Agreement, and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.
16.    Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.
17.    Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.
18.    Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective, as to any Guarantor, upon the execution and delivery by such Guarantor of a counterpart hereof or a Guarantor Accession.

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.
[NAME OF GUARANTOR]
[NAME OF GUARANTOR]
[REPEAT]
By:    _________________________________
Title:    _________________________________
Accepted and agreed to:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:    _________________________________
Title:    _________________________________

Signature Page to Guaranty Agreement

EXHIBIT A
GUARANTOR ACCESSION
THIS GUARANTOR ACCESSION (this “Accession”), dated as of _____________, ____, is executed and delivered by [NAME OF NEW GUARANTOR], a ______________ corporation (the “New Guarantor”), pursuant to the Guaranty Agreement referred to hereinbelow.
Reference is made to the Credit Agreement, dated as of May 10, 2016, among Symantec Corporation (the “Borrower”), the Lenders party thereto and the Administrative Agent (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”). In connection with and as a condition to the initial and continued extensions of credit under the Credit Agreement, the Borrower and certain of its Subsidiaries have executed and delivered a Guaranty Agreement, dated as of May 10, 2016 (as amended, modified, restated or supplemented from time to time, the “Guaranty”), pursuant to which such Subsidiaries have guaranteed the payment in full of the obligations of the Borrower under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement). Capitalized terms used herein without definition shall have the meanings given to them in the Guaranty.
The Borrower has agreed under the Credit Agreement to cause each of its future Material Subsidiaries to become a party to the Guaranty as a guarantor thereunder. The New Guarantor is a Material Subsidiary of the Borrower. The New Guarantor will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Accession. Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement, the New Guarantor hereby agrees as follows:
1.The New Guarantor hereby joins in and agrees to be bound by each and all of the provisions of the Guaranty as a Guarantor thereunder. In furtherance (and without limitation) of the foregoing, pursuant to Section 1 of the Guaranty, the New Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally with each other Guarantor, guarantees to the Guaranteed Parties the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all of the Guaranteed Obligations, and agrees to pay or reimburse upon demand all other obligations of the Guarantors under the Guaranty, all on the terms and subject to the conditions set forth in the Guaranty.
2.The New Guarantor hereby represents and warrants that after giving effect to this Accession, each representation and warranty related to it contained in the Credit Agreement is true and correct with respect to the New Guarantor as of the date hereof.

3.This Accession shall be a Loan Document (within the meaning of such term under the Credit Agreement), shall be binding upon and enforceable against the New Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns. This Accession and its attachments are hereby incorporated into the Guaranty and made a part thereof.
IN WITNESS WHEREOF, the New Guarantor has caused this Accession to be executed under seal by its duly authorized officer as of the date first above written.
[NAME OF NEW GUARANTOR]
By:    _________________________________
Title:    _________________________________

Signature Page to Guarantor Accession

EXHIBIT G
COMPLIANCE CERTIFICATE
THIS CERTIFICATE is delivered pursuant to the Credit Agreement, dated as of May 10, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), certain Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.
The undersigned hereby certifies that:

1.	He is a duly elected Financial Officer of the Borrower.

2.
Enclosed with this Certificate are copies of the financial statements of the Borrower and its consolidated Subsidiaries as of _____________, and for the [________-month period][year] then ended, required to be delivered under Section [5.1(a)][5.1(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with GAAP consistently applied [(subject to normal year-end audit adjustments and the absence of footnotes)] and present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the date indicated and the results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis for the period covered thereby.

3.
The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

4.
The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate[, except as set forth below].

[Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]]

5.	No change in GAAP or the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 of the Credit Agreement[, except as set forth below].
[Describe here or in a separate attachment any changes in GAAP or the application thereof that have occurred since the audited financial statements referred to in Section 3.4 of the Credit

Agreement, specifying the effect of such change on the financial statements accompanying this Certificate.]

6.
Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Section 5.10 of the Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith and the relevant Measurement Period.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _____________, ____.

SYMANTEC CORPORATION

By:    ___________________________________

Name:    ___________________________________

Title:    ___________________________________

Signature Page to Compliance Certificate

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A.Consolidated Leverage Ratio (Section 5.10(a) of the Credit Agreement)

(1)	Consolidated Funded Debt as of the date of determination	$____________
(2)	Consolidated EBITDA for the Measurement Period ending on the date of determination (from Line C(1) below)	$____________
(3)	Consolidated Leverage Ratio: Divide Line A(1) by Line A(2)	____________
(4)	Maximum Consolidated Leverage Ratio as of the date of determination	___ to 1.0

B.Interest Coverage Ratio (Section 5.10(b) of the Credit Agreement)

(1)	Consolidated EBITDA for the Measurement Period ending on the date of determination	$____________
(2)	Consolidated Interest Expense for the Measurement Period ending on the date of determination (from Line C(1) below)	$____________
(3)	Interest Coverage Ratio: Divide Line B(1) by Line B(2)	____________
(4)	Minimum Interest Coverage Ratio as of the date of determination	3.5 to 1.0

C.Consolidated EBITDA

(1)	Consolidated Net Income (before discontinued operations) for the most recently completed four consecutive fiscal quarters ending on the date of determination (the “Measurement Period”)		$____________
(2)	Additions to Consolidated Net Income (each to the extent reflected as a charge in the calculation of Consolidated Net Income, without duplication):
	(a) Income tax expense	$____________
	(b) Consolidated Interest Expense	$____________
	(c) Depreciation, depletion and amortization of intangibles or financing or acquisition costs	$____________
	(d) All non-cash charges and non-cash losses for the Measurement Period (including, but not limited to, stock option expense and restructuring and impairment charges) (attach itemized schedule)	$____________

(e)    All costs, fees, expenses, and other cash charges incurred by the Borrower or its Subsidiaries as a result of, or in connection with, the Veritas Spin-Off and other acquisitions, investments or divestures, or as a result of other restructuring, separation, integration and transition activities in an aggregate not to exceed (A) $79 million in the first quarter or fiscal 2016, (B) $90 million in the second quarter of fiscal 2016, (C) $80 million in the third quarter of fiscal 2016, (D) $117 million in the fourth quarter of fiscal 2016 and (E) during any Measurement Period ending on the last day of the first quarter of fiscal 2017 or later and without duplication of the foregoing, 5% of Consolidated EBITDA for such Measurement Period (calculated before giving effect to such adjustment and with no carryover of unused amounts into any subsequent period)
$____________

(f)    Corporate charges, overhead and similar costs previously allocated to the discontinued information management services business but not included within discontinued operations in an aggregate amount not to exceed $99 million in the first quarter of fiscal 2016 and $87 million in the second quarter of fiscal 2016
$____________
(g) Losses from extraordinary items for the Measurement Period
	(h) Add Lines C(2)(a) through C(2)(g)	$____________
(3)	Consolidated Net Income plus additions: Add Lines C(1) and C(2)(h)		$____________
(4)	Reductions from Consolidated Net Income (each to the extent included in the calculation of Consolidated Net Income, without duplication):

	(a) Credit for income tax	$____________
	(b) Interest income	$____________
	(c) Gains from extraordinary items for the Measurement Period	$____________
	(d) Aggregate net gain from the sale, exchange or other disposition of capital assets	$____________
	(e) Cash payments for previously reserved charges, other than cash payments included on Lines C(2)(e) and C(2)(f)	$____________
	(f) Any other non-cash gains added into Consolidated Net Income (attach itemized schedule)	$____________
	(g) Add Lines C(4)(a) through C(4)(f)	$____________
(5)	Consolidated EBITDA: Subtract Line C(4)(g) from Line C(3)		$____________

ITEMIZED SCHEDULE OF NON-CASH CHARGES AND NON-CASH LOSSES

ITEMIZED SCHEDULE OF NON-CASH GAINS
ADDED INTO CONSOLIDATED NET INCOME

EXHIBIT H-1
[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 10, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[__]

H–1 –1

EXHIBIT H-2
[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 10, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[__]

H–2–1

EXHIBIT H-3
[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 10, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[__]

H–3–1

EXHIBIT H-4
[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of May 10, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[__]

H–3–2

H–3–3

Schedule 1.1
Subsidiaries Excluded from Definition of “Material Subsidiary”
None.

Schedule 2.1
Commitments and Notice Information
Commitments

Lender	Revolving Commitment	Term Loan Commitment
Wells Fargo Bank, National Association	$96,250,000	$96,250,000
Bank of America, N.A.	$96,250,000	$96,250,000
Citibank, N.A.	$96,250,000	$96,250,000
JPMorgan Chase Bank, N.A.	$96,250,000	$96,250,000
Barclays Bank PLC	$60,000,000	$60,000,000
HSBC Bank USA, National Association	$60,000,000	$60,000,000
Mizuho Bank, Ltd.	$60,000,000	$60,000,000
Morgan Stanley Bank, N.A.	$60,000,000	$60,000,000
Sumitomo Mitsui Banking Corporation	$60,000,000	$60,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$60,000,000	$60,000,000
PNC Bank National Association	$45,000,000	$45,000,000
TD Bank, N.A.	--	$45,000,000
Toronto Dominion (Texas) LLC	$45,000,000	--
The Bank of Nova Scotia	$45,000,000	$45,000,000
Bank of China, Los Angeles Branch	$30,000,000	$30,000,000
U.S. Bank National Association	$25,000,000	$25,000,000
Branch Banking and Trust Company	$17,500,000	$17,500,000
Taiwan Cooperative Bank, Ltd., acting through its Los Angeles Branch	$12,500,000	$12,500,000
The Bank of East Asia, Limited, Los Angeles Branch	$10,000,000	$10,000,000
Hua Nan Commercial Bank, Los Angeles Branch	$10,000,000	$10,000,000
Chang Hwa Commercial Bank, Ltd. Los Angeles Branch	$7,500,000	$7,500,000
Taiwan Business Bank, Los Angeles Branch	$7,500,000	$7,500,000
Total	$1,000,000,000	$1,000,000,000

Notice Information

Party	Address
Borrower
Symantec Corporation
350 Ellis Street
Mountain View, CA 94043
Attention: Treasurer
Email: TreasuryMailbox@symantec.com;

With a copy to:
Symantec Corporation
350 Ellis Street
Mountain View, CA 94043
Attention: General Counsel
Facsimile

Wells Fargo Bank, National Association
Instructions for wire transfers to the Administrative Agent:
Wells Fargo Bank, N.A.
Charlotte, NC
ABA:
Acct:
Acct Name: Agency Services Clearing A/C
Ref: Symantec Corporation

Address for notices as Administrative Agent:
Wells Fargo Bank, National Association
1525 W. W.T. Harris Blvd
Mail Code: D1109-019
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone:
Facsimile:
Address for notices as Swingline Lender:
Wells Fargo Bank, National Association
1525 W. W.T. Harris Blvd
Mail Code: D1109-019
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone:
Facsimile:

Schedule 3.6
Disclosed Matters
(a)

Reference is hereby made to the publicly made filings of the Company with the Securities and Exchange Commission, as of the date hereof.

Schedule 6.1

Liens

None.